Exhibit 10.1

Amongst the parties identified herein

SHARE PURCHASE AGREEMENT

relating to the sale of AGZ Holding and Financière AGZ

TABLE OF CONTENTS

Clause Heading		Page

SECTION I – DEFINITIONS AND INTERPRETATION		5

1	Definitions	5

2	Principles of Construction	14

SECTION II – SALE AND PURCHASE		15

3	Sale and Purchase of the Shares	15

4	Determination of the Estimated Purchase Price per Share and Closing Payment	15

5	Post-Closing Adjustment	18

6	Conditions Precedent	20

7	Pre-Closing Matters and Covenants	21

8	Closing	27

SECTION III – REPRESENTATIONS AND WARRANTIES		30

9	Representations and Warranties of the Purchaser and UGI Corp.	30

10	Representations and Warranties of the Sellers	31

11	Purchaser’s Acknowledgments	43

12	Rights to Claim Indemnification	44

SECTION IV – MISCELLANEOUS PROVISIONS		45

13	Guarantee of UGI Corp. – Non-Solicitation	45

14	Announcements	46

15	Payments	46

16	Sellers’ Representative	46

17	Successors and Assigns	47

18	Variation	47

19	Costs	47

20	Interest	47

21	Cooperation – Transitional Measures	47

22	Liability of Each Party	48

23	Withholding and Deductions	48

24	Notices	48

25	BSAs	49

26	Invalidity	49

27	Waiver	49

28	Entire Agreement	50

29	Governing Law and Jurisdiction	50

SCHEDULE A1	List of Managers	51

SCHEDULE A2	Powers of Attorney	53

SCHEDULE B	Closing Statement	54

APPENDIX 1	Net Debt Determination Method	59

APPENDIX 2	Working Capital Determination Method	60

SCHEDULE B1	2003 Accounts	61

SCHEDULE B2	Chart of the Managers	62

SCHEDULE C	Medit Joinder Agreement	63

SCHEDULE 4.2	Allocation of the Shares and Escrow or Guarantee Amounts	64

EXHIBIT A:	Antargaz’ Workers’ Council Opinion	65

EXHIBIT 1:	Form of Managers’ Guarantees	66

	Form of Managers’ Escrow Agreements	66

EXHIBIT 4.2.1(i):	Form of PAI Escrow Agreement and UGI Escrow Agreement	67

EXHIBIT 4.2.1(ii):	Form of PAI Guarantee and UGI Guarantee	68

EXHIBIT 8.2.1(x):	Form of short-form share transfer agreements	69

EXHIBIT 10.1.7:	List of Group Companies and Group Subsidiaries	70

EXHIBIT 10.3:	Disclosures with respect to the representations and warranties made by the Sellers	71

SHARE PURCHASE AGREEMENT

BETWEEN:

(1)	PAI partners, a French société par actions simplifiée with a share capital of €27,135,000, whose registered office is at 43 avenue de l’Opéra, 75002 Paris, France, registered under number 414 946 913 RCS Paris, acting as management company of PAI Europe III – A FCPR, PAI Europe III – B FCPR, PAI Europe III – C FCPR, PAI Europe III – D FCPR and PAI Europe III – D2 FCPR, five fonds communs de placement à risques bénéficiant d’une procédure allégée au sens de l’article L. 214-37 du Code monétaire et financier, represented by Hervé Couffin and Olivier de Vregille, duly authorized for the purpose hereof pursuant to a power of attorney attached in Schedule A2 (such FCPRs being collectively referred to herein as “PAI”);

(2)	Each of the persons whose names are set out in Schedule A1, represented by François Varagne, duly authorized for the purpose hereof pursuant to powers of attorney attached in Schedule A 2 (the “Managers”);

(PAI and the Managers being hereafter jointly referred to as the “Sellers”)

On the one hand

AND

(3)	UGI France, Inc., a company incorporated under the laws of Delaware, U.S.A., whose principal office in the Commonwealth of Pennsylvania is at 460 North Gulph Road, King of Prussia, PA 19406, U.S.A., represented by Anthony Mendicino, duly authorized for the purpose hereof;

(the “Purchaser”)

(4)	UGI Corporation, a company incorporated under the laws of Pennsylvania, U.S.A., whose registered office is at 460 North Gulph Road, King of Prussia, PA 19406, U.S.A., represented by Anthony Mendicino, duly authorized for the purpose hereof;

(“UGI Corp.”)

On the other hand

(the Sellers, the Purchaser and UGI Corp. being hereafter jointly referred to as the “Parties”)

WHEREAS:

(A)	AGZ Holding is a French société anonyme with a share capital of €35,126,800, whose registered office is at 43 avenue de l’Opéra, 75002 Paris, registered under number 413 765 108 RCS Paris (the “Company”).

The share capital of the Company is divided into 35,126,800 shares with a nominal value of €1 each held as follows:

(a)	24,043,250 class P shares are owned by PAI and its AGZ Directors (as defined below) (the “AGZ Shares”);

(b)	6,869,502 class U shares are owned by the Purchaser and its AGZ Directors;

(c)	3,434,751 class M shares are owned by Medit (as defined below) and its AGZ Director; and

(d)	779,297 ordinary shares are owned by Financière AGZ (as defined below).

The Company has also issued 25,344,632 equity warrants (bons de souscription d’actions) giving right to a maximum number of 1,949,587 new ordinary shares in the Company, which are owned by Financière AGZ (the “BSAs”).

The Company owns, save for the shares held by the Antargaz Directors (as defined below), 100% of the share capital and voting rights of Antargaz.

(B)	Financière AGZ is a French société par actions simplifiée whose registered office is at 43 avenue de l’Opéra, 75002 Paris, registered under number 435 014 436 RCS Paris (“Financière AGZ”). The share capital of Financière AGZ amounts to €1,016,918.50 divided into 1,564,490 shares with a nominal value of €0.65 each, 1,564,480 ordinary shares of which are owned, as of the date hereof, by the Managers, PAI, the Purchaser and Medit (as defined below), the balance consisting of 10 preferential shares which are owned by the Company.

(C)	The Purchaser wishes to acquire the AGZ Shares and the FA Shares (as defined below) (together the “Shares”) and the Sellers (each as to the AGZ Shares and FA Shares which such Seller owns) wish to sell the Shares in each case under the terms and conditions of this Agreement (hereafter the “Transaction”).

(D)	The Sellers inform the Purchaser that the works’ council (Comité d’Entreprise) of Antargaz was duly informed and consulted with respect to the Transaction pursuant to French labor law and has issued an opinion (avis) on the Transaction, attached to this Agreement as Exhibit A.

(E)	PAI has sent Medit a PAI Transfer Notice, as defined in Article 13 of the Shareholders’ Agreement (as defined below), pursuant to which PAI notified Medit of its exercise of its drag-along right under Article 14 of the Shareholders’ Agreement.

IT IS AGREED AS FOLLOWS:

SECTION I – DEFINITIONS AND INTERPRETATION

1	Definitions

In this Agreement (including the above recitals), in addition to such terms as are defined elsewhere in this Agreement, the following terms have the meanings specified in this Clause 1:

“Accounting Principles”	means (i) the accounting methods, principles and practices applied in the preparation of the 2003 Accounts and (ii) the French accounting statutes, regulations and principles (e.g., French GAAP);

“Affiliate”	means a company that, directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the company specified;

“Agreement”	means this agreement;

“AGZ Directors”	means the directors of the Company comprising four representatives of PAI, two representatives of the Purchaser and one representative of Medit;

“AGZ Share Price”	has the meaning set forth in Clause 5.2.2(iii)(a);

“AGZ Share Price Adjustment”	has the meaning set forth in Clause 5.3.1;

“AGZ Shares”	has the meaning set forth in paragraph (A) of the recitals above;

“Ancillary Agreements”	has the meaning set forth in Clause 9.2;

“Antargaz”	means Antargaz, a French société anonyme with a share capital of €3,935,349 divided into 516,450 shares with a nominal value of €7.62 each, whose registered office is at Immeuble Les Renardières, 3 place de Saverne, 92400 Courbevoie, registered under number 572 126 043 RCS Nanterre;

“Antargaz Directors”	means the directors of Antargaz comprising the chairman, four representatives of PAI, two representatives of the Purchaser and one representative of Medit;

“Arranger”	has the meaning set forth in Clause 7.2.9(a);

“Bridge Facility”	means the bridge facility pursuant to the commitment letter dated January 17, 2004, entered into between Credit Suisse First Boston and UGI Corp.;

“Bridge Financing Commitment Fee”	means €2,000,000 (two million euros);

“BSAs”	has the meaning set forth in paragraph (A) of the recitals above;

“BSAs Exercise Price”	means the exercise price of all of the BSAs, i.e., €1,949,587;

“Business”	means the business of marketing, sale and distribution including transportation, filling, storage, of butane and propane as presently conducted by Antargaz, the Company or the Group Affiliates;

“Business Day”	means a day on which banks are open for business in France and in the United States (excluding Saturdays, Sundays and public holidays in France and in the United States);

“Call Option Agreements”	means the call options allowing the Company to acquire the FA Shares owned by the Managers in the event one of the Managers ceases to be an employee or director of the Group Companies;

“Capital Expenditure Adjustment”	has the meaning set forth in paragraph 2.3 of Schedule B;

“Closing”	means the completion of the sale and purchase of the Shares pursuant to this Agreement;

“Closing Accounts”	means the audited consolidated statements of income, balance sheets and statements of cash flow of the Company, together with the accompanying notes thereto, as of and for the 12-month period ending as of the Closing Date, prepared in accordance with the Accounting Principles and substantially in the form of the 2003 Accounts;

“Closing Date”	means the date on which the Closing shall take place in accordance with Clause 8.1.1;

“Closing Payment”	has the meaning set forth in Clause 4.1.2(iv);

“Closing Statement”	means the statement to be prepared in accordance with Clause 5.1 and Schedule B;

“Company”	has the meaning set forth in paragraph (A) of the recitals above;

“Conditions Precedent”	has the meaning set forth in Clause 6;

“Control”	means the control as defined by paragraphs I and II of article L.233-3 of the French Code de commerce (to the exclusion of paragraph III);

“CSFB”	has the meaning set forth in Clause 8.3.2(d);

“Disagreement Notice”	has the meaning set forth in paragraph 3.2 of Schedule B;

“Draft Closing Statement”	has the meaning set forth in Clause 5.1;

“EAF” and “Elf Aquitaine”	have the meaning set forth in Clause 10.3.16;

“EBITDA”	means the consolidated profit of the Company for the relevant period (a) before any deduction of corporation tax or other taxes on income or gains, (b) before any deduction for interest payable, (c) after deducting (to the extent otherwise included) interest receivable, (d) excluding extraordinary items, (e) after deducting (to the extent otherwise included) the amount of profit (or adding back the amount of loss) of (i) the Company and any Group Consolidated Affiliate which is attributable to any third party (other than the Company or a Group Consolidated Affiliate) which is a shareholder in the Company or that Group Consolidated Affiliate and (ii) any company or other person which is not the Company or a Group Consolidated Affiliate but whose profits or losses are taken into account in the calculation of the consolidated profit of the Company for that period, (f) after adding back or deducting, as the case may be, the amount of any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading) during that period, to the extent included in arriving at EBITDA for that period, (g) before deducting amortisation of any goodwill or any intangible assets, (h) before deducting any depreciation on fixed assets, (i) before amortisation of any acquisition costs, and (j) after adding back or deducting, as the case may be, the variation of any provision during that period which does not have any cash impact;

“Effective Time”	has the meaning set forth in Clause 8.1.2;

“Encumbrance”	means any nantissement, gage, hypothèque or other real or personal right (droit réel ou personnel) restricting the ownership or transfer of the relevant asset;

“Equity Value”	means:

(1) 655,000,000 (six hundred fifty-five million) euros minus

(2) Net Debt plus

(3) Working Capital Adjustment minus

(4) the sum of 10,200,000 (ten million two hundred thousand) euros and the Bridge Financing Commitment Fee, minus

(5) Capital Expenditure Adjustment, plus

(6) Fixed Asset Supplier Adjustment;

“Estimated AGZ Share Price”	has the meaning set forth in Clause 4.1.2(iii)(a);

“Estimated Capital Expenditure Adjustment”	has the meaning set forth in Clause 4.1.1;

“Estimated Equity Value”	has the meaning set forth in Clause 4.1.2(ii);

“Estimated FA Share Price”	has the meaning set forth in Clause 4.1.2(iii)(b);

“Estimated Fixed Asset Supplier Adjustment”	has the meaning set forth in Clause 4.1.1;

“Estimated Net Debt”	has the meaning set forth in Clause 4.1.1;

“Estimated Working Capital”	has the meaning set forth in Clause 4.1.1;

“Estimated Working Capital Adjustment”	means the Estimated Working Capital less the Notional Working Capital (such a figure being either positive or negative);

“Exchange Act”	has the meaning set forth in Clause 7.2.9(a);

“Executive Managers”	means François Varagne, Jacques Davoine, Eric Naddéo, Yves de Gérard, Alain Duprez, Gwénaël Bousquet, Priscille Magnan and Philippe Simon;

“Expert Accountant”	means KPMG acting through its Paris La Défense office or, if that firm is unable or unwilling to act in any matter referred to it under this Agreement, a firm of statutory auditors (commissaires aux comptes) of international standing to be agreed by the Sellers’ Representative and the Purchaser within seven days of a notice by one to the other requesting such agreement or failing such agreement to be appointed on the application of either of them by the President of the Tribunal de Commerce of Paris acting in summary proceedings;

“FA Share Price”	has the meaning set forth in Clause 5.2.2(iii)(b);

“FA Share Price Adjustment”	has the meaning set forth in Clause 5.3.1;

“FA Shares”	means (i) the 1,524,116 shares of Financière AGZ owned by the Managers and (ii) the 28,255 shares of Financière AGZ owned by PAI;

“Financial Statements Delivery Date”	has the meaning set forth in Clause 7.2.9(a);

“Financière AGZ”	has the meaning set forth in paragraph (B) of the recitals above;

“Financing Documents”	has the meaning set forth in Clause 10.3.12;

“Financing Party”	means any financial institution or any other party or holder of any financial instruments under the Financing Documents, which is a party to a Financing Document;

“Fixed Asset Supplier Adjustment”	has the meaning set forth in paragraph 2.5 of Schedule B;

“Fixed Asset Supplier Amount”	has the meaning set forth in paragraph 2.4 of Schedule B;

“Force Majeure Event”	has the meaning set forth in Clause 8.3.2(d)(1);

“French GAAP”	means the generally accepted accounting principles in France;

“Funds”	has the meaning set forth in Clause 10.1.5;

“Governmental Entity”	has the meaning set forth in Clause 6.2;

“Group Affiliates”	means AGZ Finance, Antargaz, Nord GPL, Rhône Méditerannée Gaz, Rhône Gaz, Gaz Est Distribution, Wogegal, Aquitaine Pyrénées Gaz, GIE Floregaz, Sigap Ouest Sarl and Sobegal;

“Group Companies”	means the Company, Financière AGZ and the Group Affiliates;

“Group Consolidated Affiliates”	means the Group Affiliates, except for GIE Floregaz, but including GIE Norgal;

“Group Subsidiaries”	means GIE Donges, SEP de Queven, SEP Bus Paris, GIE GPL PROP’BUS, Engas, Geogaz Lavera, Geovexin, Cobogal, GIE Norgal, GIE Opération Réflexe GPL, Groupement Technique de Citernes;

“Guarantee”	has the meaning set forth in Clause 13.2;

“Guarantors”	has the meaning set forth in Clause 10.3.16;

“Hazardous Materials”	means any substance, material or waste which is regulated by France or any local, national or European Governmental Entity other than France, which substance, material or waste includes, without limitation, petroleum and its by-products, friable asbestos, and any material or substance which is defined as “hazardous waste”, “hazardous substance”, “hazardous material”, “restricted hazardous waste”, “industrial waste”, “solid waste”, “contaminant”, “pollutant” “toxic waste” or “toxic substance” under any provision of applicable environmental law;

“High Yield Notes”	means the high yield notes issued on 23 July 2002 by AGZ Finance, a société anonyme incorporated under the laws of Luxembourg, whose registered number is RC Luxembourg B 87.850, a wholly-owned subsidiary of the Company;

“High Yield Trust Deed”	means the trust deed dated 23 July 2002 relating to the High Yield Notes as amended;

“Improvements”	has the meaning set forth in Clause 10.3.14;

“Knowledge”	With respect to PAI, this means actual knowledge of its AGZ Directors and Antargaz Directors, i.e., as of the date hereof, Hervé Couffin, Olivier de Vregille, Lionel Mestre, Jean-Marie Fabre and Christilla de Moustiers, of the facts which are the subject matter of the representations and warranties made by PAI under this Agreement. With respect to the Managers, this means the actual knowledge of each of the Executive Managers, after due inquiry with respect to their respective areas of responsibility (except for François Varagne who will inquire with respect to all of the representations and warranties), in each case, of the facts which are the subject matter of the representations and warranties made by the Managers under this Agreement; it is specified for the purpose of this definition that (i) “inquiry” shall include inquiry by the Executive Managers of the Managers (other than the Executive Managers) who are responsible for the relevant matters on a day-to-day basis, and (ii) each of the Managers (other than the Executive Managers) report at least to one Executive Manager, as further detailed in Schedule B2;

“Leased Premises”	has the meaning set forth in Clause 10.3.6;

“Leases”	has the meaning set forth in Clause 10.3.6;

“Managers”	has the meaning set forth in the presentation of the Parties above;

“Managers’ Guarantees”	means the joint and several guarantees (caution solidaire) to be delivered by the respective bank of each of Eric Naddéo, Antoine Willaume, Jean-Louis Jumeau, Michel Lobjois, Serge Moisan, Philippe Simon, Priscille Magnan and Cyrille Ghaem, as a guaranty for the possible payment of each such Manager’s share in the FA Share Price Adjustment to the Purchaser, substantially in the form of the guaranty attached as Exhibit 1 and for the amount set forth in Schedule 4.2 for each Manager;

“Managers’ Escrow Agreements”	means the escrow agreement to be entered into with a bank escrow between the Purchaser, on the one hand, and each of François Varagne, Maurice-Antoine Jonglez, Jacques Davoine, Yves de Gérard, Alain Duprez, Eric Jagerschmidt, Augustin Sarragallet, Georges Sciberras and Gwenaël Bousquet, on the other hand, substantially in the form of the escrow agreement attached as Exhibit 1 and for the Managers’ Escrow Amount;

“Managers’ Escrow Amount”	means the amount set forth in Schedule 4.2 for each Manager concerned by the Managers’ Escrow Agreements;

“Material Adverse Change”	means (i) the insolvency of any of the Group Companies or Group Subsidiaries, or the appointment of an ad hoc trustee or of a conciliator pursuant to Articles L.611 -3 and following of the French Code de commerce or any proceeding provided by Articles L. 620-1 and following of the French Code de commerce; and/or (ii) a general suspension of, or limitation on prices for, trading securities on the New York Stock Exchange, or a declaration of a banking moratorium or any suspension in payments in respect of banks in the United States or in Europe, or any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States or in Europe, in each case preventing any Party from consummating the Transaction; and/or (iii) any act, fact, circumstance or event invalidating, or liable to invalidate, or preventing the sale of the Shares under the terms and conditions hereof; and/or (iv) the existence of any facts circumstances or exceptional events, including earthquakes, floods, storms, war, work stoppages or labor strikes, destruction of a major storage facility as a result of a gas explosion, fire or terrorist attack, (excluding changes in the coefficient for harshness of the climate), that either together or separately, (A) may occur in or affect the operation of any Group

Companies, or/and Group Subsidiaries, and (B) (1) which has resulted, or is reasonably foreseeable over a one-year period to result, in the reduction of the EBITDA of the Company on an annualized basis, by more than 18 (eighteen) million euros on an aggregate basis when compared to the EBITDA of the Company that would have been regularly booked at the Company’s fiscal year end in the absence of said fact or event or (2) makes it impossible for any Party to consumate the Transaction;

“Material Adverse Consequences”	means any material adverse consequence on the business, operations, condition (financial or otherwise), assets or liabilities of the Business or of any of the Group Companies (taken as a whole) without regard to the definition of Material Adverse Change;

“Material Contracts”	means all of the contracts or agreements set forth on Exhibit 10.3.10(a)(i), which include any and all contracts and agreements (i) pursuant to which yearly payments over 1,000,000 (one million) euros are due by and/or made to any of the Group Companies and/or Group Subsidiaries, (ii) whose duration, excluding customer contracts other than those that qualify under (i) above, exceeds one year, and pursuant to which payments of 500,000 (five hundred thousand) euros per year are due by and/or made to any Group Companies and/or Group Subsidiaries, (iii) which are lease agreements pursuant to which payments of 50,000 (fifty thousand) euros per year are due by and/or made to any Group Companies and/or Group Subsidiaries, (iv) entered into by and between PAI, or any of its Affiliates, on the one hand, and any of the Group Companies or Group Subsidiaries, on the other hand, (v) which provide for a termination indemnity greater than 150,000 (one hundred fifty thousand) euros, and (vi) which include a surety, endorsement, guarantee, indemnity (including a guarantee of liabilities) granted by any of the Group Companies or any of the Group Subsidiaries to another Person, in an amount greater than 750,000 (seven hundred fifty thousand) euros;

“Medit”	means Medit Mediterranea GPL S.r.L, a company incorporated under the laws of Italy with a share capital of €150,000, whose registered office is at Via Tadini 2, 28100 Notara, Italy;

“Medit Joinder Agreement”	has the meaning set forth in Clause 7.5.2;

“Net Debt”	has the meaning set forth in paragraph 1 of Schedule B;

“Notional Working Capital”	has the meaning set forth in paragraph 2.1 of Schedule B;

“Outside Date”	means the date which is ninety 90 days after the date of this Agreement;

“PAI”	has the meaning set forth in the presentation of the Parties above;

“PAI Escrow Amount”	means 12,059,670 (twelve million fifty-nine thousand six hundred and seventy) euros;

“PAI Escrow Agreement”	has the meaning set forth in Clause 4.2.1;

“PAI Guarantee”	has the meaning set forth in Clause 4.2.1;

“Parties”	has the meaning set forth in the presentation of the parties above;

“Payment Account Details”	means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment to the payee;

“Person”	means an individual, a partnership, a joint venture, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization, a joint stock company, a labor union, an estate, a Governmental Entity or any other entity;

“Pre-Closing Statement”	has the meaning set forth in Clause 4.1.2;

“Properties”	has the meaning set forth in Clause 10.3.5;

“Purchaser”	has the meaning set forth in the presentation of the Parties above;

“Purchaser’s Accountant”	means PricewaterhouseCoopers;

“Revised Draft Closing Statement”	has the meaning set forth in paragraph 3.2 of Schedule B;

“SEC”	has the meaning set forth in Clause 7.2.9(a);

“Securities Act”	has the meaning set forth in Clause 7.2.9(a);

“Sellers”	has the meaning set forth in the presentation of the Parties above;

“Sellers’ Accountant”	means Ernst & Young;

“Sellers’ Representative”	has the meaning set forth in Clause 16.1;

“Senior Debt”	means the senior debt of the Company pursuant to the senior facilities agreement entered into on 26 June 2003 as amended and the agreements and documents entered into pursuant thereto;

“Shares”	has the meaning set forth in paragraph (C) of the recitals above;

“Shareholders’ Agreement”	means the shareholders’ agreement relating to the Company entered into on 9 April 2002 among PAI, the Purchaser, Medit and Financière AGZ;

“Taxes”	means all taxes, value added tax, professional tax, and other taxes, duties, contributions, fees, and withholding (whether it be fiscal, para-fiscal, customs, social security, unemployment, retirement or others), and any penalty, interest and other costs related thereto;

“Transaction”	has the meaning set forth in paragraph (C) of the recitals above;

“Transportation Contracts”	has the meaning set forth in Clause 10.3.10;

“UGI Corp.”	has the meaning set forth in the presentation of the Parties above;

“UGI Escrow Agreement”	has the meaning set forth in Clause 4.2.1;

“UGI Escrow Amount”	means 12,059,670 (twelve million fifty-nine thousand six hundred and seventy) euros;

“UGI Guarantee”	has the meaning set forth in Clause 4.2.1;

“Unaudited Interim Financials”	has the meaning set forth in Clause 7.2.9(b);

“Working Capital”	has the meaning set forth in paragraph 2.2.1 of Schedule B;

“Working Capital Adjustment”	means the Working Capital less the Notional Working Capital (such a figure being either positive or negative);

“2003 Accounts”	means the audited consolidated statements of income, balance sheets and statements of cash flow of the Company, together with the accompanying notes thereto, as of and for the 12-month period ended on 31 March 2003, for said twelve-month period, a copy of which is attached as Schedule B1.

2	Principles of Construction

2.1	In this Agreement unless otherwise specified:

2.1.1	references to clauses, sub-clauses, paragraphs, sub-paragraphs, exhibits and schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and exhibits and schedules to, this Agreement unless otherwise indicated;

2.1.2	references to an “entity” shall be construed so as to include any entity, wherever and however incorporated or established;

2.1.3	references to any French legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than France be deemed to include what most nearly approximates in that jurisdiction to the French legal term;

2.1.4	whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

2.1.5	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

2.1.6	any reference to any other document is a reference to that other document as amended, varied, supplemented, or novated (in each case, other than in breach of the provisions of this Agreement) at any time; and

2.1.7	any reference to a person causing another person to do something or not to do something shall be construed as a porte-fort obligation.

2.2	The Schedules and Exhibits form part of this Agreement and have the same force and effect as if set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Exhibits.

2.3	The meanings of the defined terms are applicable to both the singular and plural forms thereof.

2.4	The headings used in this Agreement have been adopted by the Parties for ease of reference only and the Parties declare that these headings are not to be comprised in this Agreement and shall not in any event influence the meaning or interpretation of this Agreement.

2.5	When calculating the period of time within which or following which any act is to be done or step taken, the rules described in articles 640 to 642 of the French Nouveau code de procédure civile shall be applied.

2.6	Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the date of this Agreement.

SECTION II - SALE AND PURCHASE

3	Sale and Purchase of the Shares

Subject to the Conditions Precedent, the Sellers (each as to the Shares which such Seller owns) agree to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Sellers, all of the Shares with all rights attached or accruing to them at Closing, for a price per AGZ Share equal to the AGZ Share Price and a price per FA Share equal to the FA Share Price.

4	Determination of the Estimated Per Share Purchase Price and Closing Payment

4.1	Determination of the Estimated Per Share Purchase Price

4.1.1

For the purpose of determining the Closing Payment, the amount of the Net Debt, the Working Capital, the Capital Expenditure Adjustment and the Fixed Asset Supplier Adjustment shall be estimated in good faith by the Finance Director of Antargaz, Yves de Gérard as of the date hereof, reviewed by the Sellers’ Representative and the Purchaser and finally determined by the Sellers’ Representative or the Expert Accountant, in each case applying the definitions set forth in Clause 1 and Schedule B and the principles of calculation set forth in

Clause 5.4 and Schedule B (respectively the “Estimated Net Debt”, the “Estimated Working Capital”, the “Estimated Capital Expenditure Adjustment” and the “Estimated Fixed Asset Supplier Adjustment”), all in accordance with the provisions of Clause 4.1.2.

4.1.2	Pre-Closing Statement

On the fifth Business Day prior to Closing, the Finance Director of Antargaz shall, at the request of the Sellers’ Representative, deliver to the Purchaser and the Sellers’ Representative a statement in the form of spreadsheet (the “Pre-Closing Statement”) setting out:

(i)	the Estimated Net Debt, the Estimated Working Capital Adjustment, the Estimated Capital Expenditure Adjustment and the Estimated Fixed Asset Supplier Adjustment;

(ii)	the amount of the estimated Equity Value, equal to:

(1)	655,000,000 (six hundred fifty five million) euros,

minus

(2)	Estimated Net Debt,

plus

(3)	Estimated Working Capital Adjustment,

minus

(4)	the sum of 10,200,000 (ten million two hundred thousand) euros and the Bridge Financing Commitment Fee,

minus

(5)	Estimated Capital Expenditure Adjustment

plus

(6)	Estimated Fixed Asset Supplier Adjustment,

(the “Estimated Equity Value”);

(iii)	the estimated purchase price per Share shall be equal to the following amounts:

(a)	with regards to each AGZ Share: (Estimated Equity Value + BSAs Exercise Price) / 37,076,387 (the “Estimated AGZ Share Price”);

(b)	with regards to each FA Share: ((Estimated Equity Value + BSAs Exercise Price) x 0.07360167 – BSAs Exercise Price) / 1,564,490 (the “Estimated FA Share Price”); and

(iv)	the amount to be paid on Closing determined as set out in Clause 4.1.3 (the “Closing Payment”), together with the Payment Accounts Details provided by PAI as Sellers’ Representatives.

The Purchaser and the Sellers’ Representative shall have one (1) Business Day from the receipt thereof to review the Pre-Closing Statement and use their respective good faith efforts to agree on any modification thereof. For this purpose, the Purchaser and the Sellers’ Representative shall have access to any documentation, books, records and accounts relevant to the preparation of the Pre-Closing Statement.

Failing agreement between the Purchaser and the Sellers’ Representative, the Pre-Closing Statement shall be finally determined by the Sellers’ Representative acting in good faith, except in the event that the disagreement is for an amount in excess of 3,000,000 (three million) euros, in which case the Pre-Closing Statement shall be finally determined by the Expert Accountant within two (2) Business Days following the Business Day referred to in the preceding paragraph.

4.1.3	Determination of the Closing Payment to Sellers

The Closing Payment shall be equal to the sum of:

(i)	the Estimated AGZ Share Price multiplied by the number of AGZ Shares sold by the Sellers, i.e. 24,043,250, minus the PAI Escrow Amount, if applicable pursuant to Clause 4.2.1; and

(ii)	the Estimated FA Share Price multiplied by the number of FA Shares sold by the Sellers, i.e. 1,552,371, minus the Managers’ Escrow Amount.

The Closing Payment shall be allocated among the Sellers in accordance with Schedule 4.2, provided that the Managers’ Escrow Amount shall be deducted solely from the fraction of the Closing Payment payable to the relevant Managers pursuant to such Schedule 4.2.

4.2	Closing Payment to Sellers; Payment of Escrow Amounts

4.2.1	Unless otherwise decided by PAI and the Purchaser, each of PAI and the Purchaser shall, at the Closing Date, as a guarantee for the possible payment of their share in the AGZ Share Price Adjustment and FA Share Price Adjustment, place into escrow the PAI Escrow Amount and the UGI Escrow Amount respectively, pursuant to the escrow agreement substantially in the form of Exhibit 4.2.1(i) (the “PAI Escrow Agreement” and the “UGI Escrow Agreement”), or alternatively at the election of either PAI or the Purchaser deliver a bank guarantee substantially in the form of Exhibit 4.2.1(ii) (the “PAI Guarantee” and the “UGI Guarantee”).

4.2.2	At Closing, the Purchaser shall make the Closing Payment to PAI as Seller and in its capacity as Sellers’ Representative pursuant to the Payment Accounts Details, as set out in the Pre-Closing Statement, which shall be credited no later than 12:00 pm (Paris time) on the Closing Date to the account so specified in the Pre-Closing Statement.

4.2.3	At Closing, the Purchaser shall pay the Managers’ Escrow Amount as a guarantee for the possible payment of the relevant Managers’ share in the FA Share Price Adjustment to an escrow account pursuant to the Managers’ Escrow Agreements.

At Closing, if applicable pursuant to Clause 4.2.1, the Purchaser shall pay the PAI Escrow Amount and the UGI Escrow Amount to the escrow account pursuant to the PAI Escrow Agreement and UGI Escrow Agreement.

4.2.4	The Closing Payment shall be allocated by the Sellers’ Representative among the Managers as set out in Schedule 4.2, the Sellers’ Representative assuming responsibility for the due payment to the Managers as Sellers, without possible recourse by PAI or any other Seller against the Purchaser.

5	Post-Closing Adjustment

5.1	Closing Statement

As soon as practicable following the Closing, but no later than seventy-five (75) calendar days after the Closing Date, the Purchaser shall deliver to the Sellers’ Representative (a) the Closing Accounts, (b) a draft of the Closing Statement, which draft of the Closing Statement shall have been prepared by the Company in accordance with Schedule B (the “Draft Closing Statement”) and reviewed and approved by the Purchaser, and (c) the Purchaser’s account details to the extent required pursuant to Clause 5.3.

5.2	Determination of the Closing Statement

5.2.1	The Draft Closing Statement (or the Revised Draft Closing Statement, as the case may be) as agreed or determined pursuant to Schedule B:

(i)	shall constitute the Closing Statement for the purposes of this Agreement; and

(ii)	shall be final and binding on the Parties.

5.2.2	(i) The Net Debt, the Working Capital Adjustment, the Capital Expenditure Adjustment and the Fixed Asset
Supplier Adjustment shall be derived from the Closing Statement.

(ii)	The Closing Statement shall further set out the amount of the Equity Value.

(iii)	The purchase price per Share shall be equal to the following amounts:

(a)	with regards to each AGZ Share: (Equity Value + BSAs Exercise Price) / 37,076,387 (the “AGZ Share Price”);

(b)	with regards to each FA Share: ((Equity Value + BSAs Exercise Price) x 0.07360167) – BSA Exercise Price) / 1,564,490 (the “FA Share Price”).

5.3	Adjustment

5.3.1	Determination of the adjustment relating to the AGZ Share Price and FA Share Price

The adjustment relating to the AGZ Share Price shall be equal to the difference between the AGZ Share Price and the Estimated AGZ Share Price (the “AGZ Share Price Adjustment”).

The adjustment relating to the FA Share Price shall be equal to the difference between the FA Share Price and the Estimated FA Share Price (the “FA Share Price Adjustment”).

5.3.2	Positive Adjustment

(i)	If the AGZ Share Price Adjustment and the FA Share Price Adjustment are positive amounts (i.e., the AGZ Share Price and FA Share Price are greater than the Estimated AGZ Share Price and the Estimated FA Share Price, respectively), the Purchaser shall pay to the Sellers an additional amount per AGZ Share and FA Share equal to the following:

(a)	with regard to AGZ Shares, the AGZ Share Price Adjustment multiplied by the number of AGZ Shares sold by the Sellers, i.e., 24,043,250;

(b)	with regard to FA Shares, the FA Share Price Adjustment multiplied by the number of FA Shares sold by the Sellers, i.e., 1,552,371.

The adjustments shall be allocated to the Sellers in accordance with Schedule 4.2.

(ii)	Within three (3) Business Days after the date on which the process described in Schedule B for the determination of the Closing Statement is complete, the payments referred to in the above paragraph shall be made (a) with regards to the Managers, to PAI as Sellers’ Representative to PAI’s account as specified in the Payment Accounts Details and (b), with regard to PAI, either (i) directly by the Purchaser to PAI or, failing which, via PAI’s draw on the UGI Guarantee, if applicable, or (ii), if applicable, via the release of an amount of the UGI Escrow Amount equal to the adjustments determined pursuant to Clauses 5.3.2(i)(a) and 5.3.2(i)(b) (regarding the Shares sold by PAI), to PAI’s account as specified in the Payment Accounts Details. Simultaneously with the payments required by this Clause 5.3.2, the Managers’ Escrow Amount and, if applicable, the PAI Escrow Amount and the balance of the UGI Escrow Amount, shall be released, respectively, to the relevant Managers, PAI and the Purchaser via wire transfer in accordance with the account details to be provided by them to bank/escrow agent for and under the Managers’ Escrow Agreements and, if applicable, the PAI Escrow Agreement and UGI Escrow Agreement; in addition, the Managers’ Guarantees and, if applicable, the PAI Guarantee shall be released and surrendered by the Purchaser to the Sellers’ Representative.

No later than two (2) Business Days following the date of payment by the Purchaser of the adjustments, PAI shall allocate to the Managers their respective shares of the adjustments based on the allocation set forth in Schedule 4.2, PAI assuming responsibility, for this payment, without possible recourse by PAI or any other Seller against the Purchaser.

5.3.3	Negative Adjustment

(i)	If the AGZ Share Price Adjustment and the FA Share Price Adjustment are negative amounts (i.e., the Estimated AGZ Share Price and the Estimated FA Share Price are greater than the AGZ Share Price and FA Share Price, respectively), the Sellers shall pay to the Purchaser an amount per AGZ Share and FA Share equal to the following:

(a)	with regard to AGZ Shares, the AGZ Share Price Adjustment multiplied by the number of AGZ Shares sold by the Sellers, i.e., 24,043,250;

(b)	with regard to FA Shares, the FA Share Price Adjustment multiplied by the number of FA Shares sold by the Sellers, i.e., 1,552,371.

The	adjustments shall be allocated to the Sellers in accordance with Schedule 4.2.

(ii)

Within three (3) Business Days after the date on which the process described in Schedule B for the determination of the Closing Statement is complete, the payments referred to in the above paragraph shall be made (a) with regard to the relevant Managers, via the release of an amount of the Managers’ Escrow Amount equal to the adjustment determined pursuant to Clauses 5.3.3(i)(b) regarding the FA Shares sold by these Managers to the Purchaser’s account, the details of which shall accompany the Purchaser’s delivery of the Closing Statement, (b) with regard to the other Managers, by such other Managers directly (or, failing which, through the Purchaser’s draw on their respective Managers’ Guarantee) to the Purchaser’s account, the details of which shall accompany the Purchaser’s delivery of the Closing Statement and (c), with regard to PAI, either (i) directly by PAI to the Purchaser or failing which, via UGI’s draw on the PAI Guarantee, if applicable, or (ii), if applicable, via the release of an amount of the PAI Escrow Amount equal to the adjustment determined pursuant to Clauses 5.3.3(i)(a) and (b) regarding the Shares sold by PAI to the Purchaser’s account, the details of which shall accompany the Purchaser’s delivery of the Closing Statement. Simultaneously with the payments required by this Clause 5.3.3, the balance of the Managers’ Escrow Amount and, if applicable, the balance of the PAI Escrow Amount and the UGI Escrow Amount shall be released respectively to the relevant Managers, PAI and the Purchaser via wire transfer in accordance with the account details to be provided by them to bank/escrow agent for and under the Managers’ Escrow Agreements and (if applicable) the PAI Escrow Agreement and the UGI Escrow Agreement.

5.3.4	For the avoidance of doubt the Parties shall remain liable to pay the amounts due by them, respectively, under Clauses 5.3.2 and 5.3.3, which have not been fully paid out of the relevant escrow amounts or guarantees.

5.4	No double counting

No item shall be taken twice into account for purposes of computing the AGZ Share Price, the Estimated AGZ Share Price, the FA Share Price or the Estimated FA Share Price.

6	Conditions Precedent

The obligation of the Sellers and of Purchaser to complete the purchase and sale of the Shares pursuant to this Agreement is subject to the satisfaction of certain conditions (the “Conditions Precedent”), which are listed below (unless waived by the Party or Parties, as the case may be, benefiting from the relevant Condition Precedent).

6.1	The absence of any notification and/or information received by any of the Group Companies from any Financing Party alleging a material breach under, requesting the termination, acceleration, and/or early repayment of, existing loans or credit facilities and/or the redemption of existing instruments currently issued by any of the Group Companies pursuant to the Financing Documents for an aggregate amount in excess of 2,000,000 (two million) euros (excluding, for the purpose of this clause, any notification and/or information pursuant to those Financing Documents which relate to the Senior Debt or the High Yield Notes, because of the contemplated change of control of the Company).

6.2

(i) No preliminary or permanent injunction or other order issued by, and no proceeding, litigation, investigation or judgment, writ, ruling, decree, stipulation or award of any (A) state, local, municipal, foreign or other government; (B) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (C) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal (“Governmental

Entity”) and (ii) no federal, state, local or foreign statute, law (including environmental laws), ordinance, regulation, rule, code, order, principle of common law, judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or other requirement or rule of law, shall be, as of the Closing Date, in effect or pending which materially delays, restrains, enjoins or otherwise prohibits or seeks to materially restrain, enjoin or otherwise prohibit the Transaction.

6.3	Following the date hereof, no change, event or occurrence shall have occurred that constitutes a Material Adverse Change.

6.4	The representations and warranties of the Sellers under Clause 10 shall be true and correct as of the Closing Date and the Sellers shall have performed their covenants, obligations and agreements contained in this Agreement required to be performed by them prior to or at the Closing Date unless the failure of such representations and warranties to be true and correct and the breach of covenants, obligations and agreements, individually or in the aggregate, would not have Material Adverse Consequences, without regard to the definition of Material Adverse Change or any materiality qualification contained in the relevant representation, warranty, covenant, obligation or agreement. PAI and the Executive Managers shall also have delivered to the Purchaser certificates to this effect.

6.5	The Purchaser shall have received evidence that (i) the relevant corporate body of Financière AGZ has authorized the sale of the FA Shares and approved the Purchaser as a transferee of the FA Shares, in accordance with the articles of incorporation and bylaws of Financière AGZ, and (ii) the Company, Antargaz and Financière AGZ have called shareholders’ meetings to deliberate on the agenda mentioned in Clause 7.2.4 to be held no later than the Closing Date. The Purchaser shall have received a copy of the register of shareholders of Financière AGZ certified as true and correct by its Chairman (“Président”) as of the Closing Date certifying that all the Sellers who sell FA shares to the Purchaser are registered as shareholders of Financière AGZ for the number of FA Shares sold, as indicated in Schedule 4.2 (including their successors), and that no Encumbrances are registered in the register of shareholders of Financière AGZ with respect to the FA Shares.

6.6	UGI Corp. shall have received the documents contemplated to be received by UGI Corp. under Clause 7.2.9 (financial statements, consent letter and comfort letter) to carry out the equity offering described in the last paragraph of Clause 7.2.9(a) prior to the Closing Date.

7	Pre-Closing Matters and Covenants

7.1	Ordinary Course of Business

The Sellers, to the extent of their respective powers and authorities as directors, managers or shareholders of the Group Companies, undertake to procure that, between the date hereof and the Closing Date, save in so far as agreed upon in writing by the Purchaser or contemplated under the terms of this Agreement (such agreement not to be unreasonably withheld or delayed), the Business will be carried on and the Group Companies will be managed in the ordinary course and in a prudent and diligent manner (en bon père de famille) and any Material Adverse Change affecting any of the Group Companies and for which the Sellers have Knowledge will be notified promptly in writing to the Purchaser.

Each of the Sellers further procure, to the extent of their respective powers and/or authority as shareholders, directors or employees of the Group Companies, that, other than in the ordinary course or except with the prior written consent of the Purchaser:

(i)	the Group Companies shall not (a) make any change to their articles of association, save for the change of the registered office of the Company and Financière AGZ to be transferred to that of Antargaz on or prior to Closing or (b) agree or vote to make any changes to the articles of association, shareholders’ agreement or internal rules (règlement intérieur) of any Group Subsidiary;

(ii)	the Group Companies shall not issue share capital or securities (or rights giving rise to any share or securities of the Group Companies) other than to another Group Company; the Company shall not amend the terms and conditions of the BSAs and Financière AGZ shall not exercise the BSAs;

(iii)	the Company or Financière AGZ shall not decide or pay any dividend or other distribution to their shareholders, except as set forth in Clause 7.2.11;

(iv)	the Group Companies shall honor in all material respects their commitments and ensure the recovery of amounts that are owed to them and the payment of amounts that they owe in accordance with their previous practice;

(v)	except as provided in paragraph (viii) below, the Group Companies shall not sell, transfer, distribute, lease or pledge, or agree to sell, transfer, distribute, lease, pledge or permit any Encumbrance on, any of their material property, except inventory, which may be sold, transferred, leased or distributed in the ordinary course consistent with the Group Companies’ past practices, or any of the securities owned by the Group Companies (including those of any Group Company or Group Subsidiary);

(vi)	the Group Companies shall not change (A) the accounting principles and methods that were used by them during the past three fiscal years or (B) the account numbers associated with the Net Debt, Working Capital and Fixed Asset Supplier Amount, as set forth on Schedule B;

(vii)	the Group Companies shall not grant any increase in the salary or the benefits that their employees receive, outside those resulting from applicable collective bargaining agreements or in the ordinary course consistent with past practice and shall not modify the collective status of the personnel;

(viii)	the Group Companies shall not grant to anyone (other than another Group Company) nor accept from anyone (other than another Group Company) a loan, guarantee, support, lien for an amount exceeding in the aggregate 2,000,000 (two million) euros, or more generally take any decision which result in an increase of their financial indebtedness of an amount exceeding in the aggregate 2,000,000 (two million) euros;

(ix)	the Group Companies shall make capital expenditures for the period between 31st March 2003 and 31st March 2004 not to exceed 25,000,000 (twenty five million) euros in the aggregate consistent with past practices and the Group Companies’ capital expenditure budget as previously communicated to the Purchaser;

(x)	the Group Companies shall not amend or alter to a material extent, or assign or terminate any of the Material Contracts or any of the Financing Documents to a material extent, or waive any material rights under any Material Contracts or any of the Financing Documents;

(xi)	the Group Companies shall not acquire, or agree to acquire, by merger, consolidation, contribution, purchase of stock or substantially all of the assets or otherwise any business or company (be it a corporation, partnership, association or other business organization);

(xii)	the Group Companies shall not dissolve or enter into any plan of liquidation or dissolution or similar proceeding;

(xiii)	the Group Companies shall not sell or transfer any patent, trade name or trademark (provided that the foregoing shall not restrict any licenses granted in the ordinary course of business);

(xiv)	the Group Companies shall not transfer or close any storage or distribution facility;

(xv)	the Group Companies shall not settle any claim made by any of the Group Companies against a third Person or any claim against any of the Group Companies, when the value of any such claim exceeds 250,000 (two hundred fifty thousand) euros, in particular and irrespective of their individual amount, any tax claim against any of the Group Companies relating to any business tax ( axe professionnelle) reassessment by reason of intangible fixed assets referred to under section 2.1.2 (d) of the guaranty agreement dated February 16, 2001 among EAF, Elf Aquitaine and the Company;

(xvi)	the Group Companies shall not execute any agreements under conditions that are abnormal, unusual or financially excessive;

(xvii)	the Group Companies shall not enter into any contract or commitment to do or engage in any of the foregoing;

(xviii)	the Group Companies shall comply in all material respects with all the applicable regulations, orders and decrees of any Governmental Entity including (without limitation to) the applicable labor, safety and environmental regulations pertinent to the conduct of the Business.

7.2	Other obligations, covenants and rights of Sellers prior to Closing

From the date hereof until the Closing Date:

7.2.1	PAI shall purchase the shares held in the Company and in Antargaz by its AGZ Directors and its Antargaz Directors respectively or terminate the share loan agreements entered into with these directors;

7.2.2	Each Seller individually undertakes not to transfer or grant or permit any Encumbrance or grant any option with respect to any Share (other than pursuant to a transfer for reasons outside the control of the Seller, such as a transfer by reason of death) between the date hereof and Closing to any person other than another Seller (without prejudice to any obligation any Seller may have under the shareholders’ agreement relating to Financière AGZ and the Call Option Agreements).

7.2.3	Each Seller whose Shares are subject to a pledge in favour of a third party undertakes to obtain release of such pledge as soon as possible from the date hereof, and in any event at the latest immediately prior to the Closing Date.

7.2.4	PAI shall procure the convening of the shareholders’ meetings of the Company, Antargaz and Financière AGZ to be held on the Closing Date to approve the appointment of new directors designated by the Purchaser.

7.2.5	The Sellers will use all reasonable endeavours to cooperate with the Purchaser in order to retain the key employees and officers within the Group Companies identified by the Purchaser. The Sellers will keep the Purchaser informed as soon as they are aware of any resignation of any such key employee and/or officer, or his/her intention to do so.

7.2.6	PAI and, subject to PAI’s prior written consent following a request from the Purchaser, each of the other Sellers, in its respective capacity as shareholder, director, manager or employee of any of the Group Companies, will cooperate with and use its best efforts to permit the Purchaser and Purchaser’s counsel, the Arranger, accountants, consultants, financial advisers and investment bankers and other representatives to have meetings with the Managers and have reasonable access to any information concerning the Group Companies and the Business as Purchaser may reasonably request, provided that the foregoing shall not affect the rights of the Purchaser under Clause 4.1.2.

7.2.7	PAI undertakes to provide the Purchaser, as soon as available, with any monthly financial statements relating to the Company in the form given to the Oversight Committee.

7.2.8	Each of the Sellers shall give prompt notice (but in any event no later than ten (10) Business Days after discovery after the date hereof and subject to such discovery) to the Purchaser of (a) the occurrence of any event which occurrence would cause any representation and warranty of the Sellers under Clause 10 to be untrue or inaccurate in any material respect, (b) any information contained in the representations and warranties of the Sellers contained in Clause 10 (including Exhibits thereto) which is no longer correct in all material respects (which notice may be provided by amending or updating Exhibits if appropriate), (c) any material failure of the Sellers to comply with or satisfy any covenant, obligation or agreement to be complied with or satisfied by them under this Agreement and (d) any development that occurs before the Closing, which could result in a Material Adverse Change.

Such notice shall be deemed to modify the representations and warranties of the Sellers for purposes of Clause 6.4, as long as (a) the Sellers had no Knowledge as of the date hereof of the relevant event, information or matter so disclosed, (b) the relevant event, information or matter so disclosed does not result from a breach by the Sellers of any of their covenants, obligations or agreements under Clause 7, and (c) the relevant event, information or matter so disclosed does not constitute a Material Adverse Change.

Such notice shall not be deemed to cure any breach of any covenant, obligation or agreement under this Agreement.

7.2.9

(a) Each of the Sellers and the Purchaser covenants and agrees, to the extent of its respective powers, roles and responsibilities (e.g., the Purchaser providing or procuring assistance with respect to reconciliation efforts), to use commercially reasonable efforts to cause the statutory auditors of the Company to deliver (to the extent they have not done so prior to the date hereof) to the Purchaser, as soon as possible but in any event no later than February 20, 2004 (the “Financial Statements Delivery Date”), true and complete copies of the 2003 Accounts. The 2003 Accounts shall be prepared in conformity with French accounting statutes and regulations and with generally accepted accounting principles in France and the requirements of Item 17 of Form 20-F under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include a reconciliation to United States generally accepted accounting principles in conformity with the requirements of Item 17 of Form 20-F under the Exchange Act. Each of the Sellers and the Purchaser (again to the extent of their respective powers, roles and responsibilities) covenants and agrees to use commercially reasonable efforts to (i) enable and to cause the statutory auditors of the Company to consent no later than on the pricing date to (A) the incorporation of their report on the 2003 Accounts as so prepared into any registration statements of each of the Purchaser and UGI Corp. filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 as amended (the “Securities Act”), or the inclusion of such report into any report, proxy statement or information statement of the Purchaser or UGI Corp. filed pursuant to the Exchange Act; and (B) being named as an expert in any registration statements filed by either or both of the Purchaser or UGI Corp. with the SEC under the Securities Act in which their report is included or incorporated by reference, or in any report, proxy statement or information statement of the Purchaser or UGI Corp. filed pursuant to the Exchange Act in which such report is included and (ii) provide any representations or take any actions reasonably necessary for the independent accountants to issue the comfort letters referred to below (it being understood that such representations will be based upon the facts and circumstances of the Company prevailing at the time of representation).

Each of the Sellers and the Purchaser covenants and agrees, to the extent of its respective powers, roles and responsibilities, to use commercially reasonable efforts to cause the Company’s statutory auditors (i) to cooperate with, and furnish to, the arranger or underwriter involved in any public offering of securities by UGI Corp. in connection with the Transaction (the “Arranger”), “comfort letters” as would customarily be provided in France to such an Arranger in connection with any public offering or private placement of securities of UGI Corp. and (ii) to enter into an agreement with the Company providing for the delivery of such comfort letter no later than on the pricing date.

(b)

Each of the Sellers and the Purchaser covenants and agrees to the extent of its respective powers, roles and responsibilities (e.g., the Purchaser providing or procuring assistance with respect to reconciliation efforts) to use commercially reasonable efforts to cause the statutory auditors of the Company to deliver (to the extent it has not done so prior to the date hereof) to the Purchaser (i) on Financial Statements Delivery Date, true and complete copies of the unaudited consolidated balance sheet of the Company as of September 30, 2003 and the related statements of income, cash flow, equity and comprehensive income for the interim period ending on such balance sheet date and for the comparable interim period of the 2003 fiscal year, including the notes thereto, and (ii) as soon as practicable after the end of each interim period thereafter, but in any event no later than 50 days after the end of each interim period thereafter and prior to the Closing Date, unaudited consolidated balance sheets of the Company as of the end of each of such fiscal quarters and the related statements of income, cash flow, equity and comprehensive income for the interim period ending on each such balance sheet date and for the comparable interim periods of the 2003 fiscal year, including the notes thereto (the financial statements to be delivered pursuant to clauses (i) and (ii), collectively, the “Unaudited Interim Financials”). The Unaudited Interim Financials shall be prepared in a manner consistent with the 2003 Accounts, including compliance with French accounting statutes and regulations and generally accepted accounting principles in France, as well as the requirements of Item 17 of Form 20-F under the Exchange Act, and shall include a reconciliation to United States generally accepted accounting principles in conformity with the requirements of Item 17 of Form 20-F, under the Exchange Act.

7.2.10	PAI will use all reasonable efforts to cause the Company to declare a dividend or complete a capital decrease by way of a share buy back for an amount to be agreed between PAI and the Purchaser, subject to such payment being permitted under the relevant Financing Documents and not triggering any unfavorable tax consequence to the shareholders of the Company or the Company itself.

7.3	Parties’ obligations prior to Closing

7.3.1	The Parties undertake to use all reasonable endeavours to ensure that the Conditions Precedent provided for under Clause 6.5 are fulfilled as soon as reasonably practicable and in any event by the Outside Date, or such later date as the Sellers and the Purchaser may agree upon in writing.

7.3.2	Either Party shall give prompt notice to the other of the satisfaction or fulfilment of, or the impossibility to fulfill, any of the Conditions Precedent and in any event no later than five (5) Business Days upon becoming aware of the same.

7.4	Mutual Covenants

Subject to the terms and conditions herein provided, each of the Parties agrees to use its best efforts to take or cause to be taken all necessary action in accordance with applicable law to ensure that the Conditions Precedent are satisfied and to perform in the most expeditious manner possible the Transaction.

7.5	Shareholders’ Agreement; Medit Joinder Agreement

7.5.1	The execution of this Agreement by the Purchaser and the Sellers shall not constitute or be deemed to constitute a waiver of any rights under, or an amendment to, the Shareholders’ Agreement by any Party who is a party thereto; provided, however, for the avoidance of doubt, that to the extent any term or provision of the Shareholders’ Agreement conflicts or is inconsistent with any term or provision of this Agreement, the relevant term or provision of this Agreement shall control. Each such Party waives, as of the completion of the Closing, any rights it may have under the Shareholders’ Agreement in relation to the Transaction, subject only to survival of possible claims with respect to the violation of any terms of the Shareholders’ Agreement by another party thereto before Closing. Except as provided in Clause 8.3.4, in the event the Transaction as contemplated hereunder is not consummated, the Shareholders’ Agreement shall remain in full force and effect without amendment or modification thereto or waiver thereunder.

7.5.2	Further to PAI’s exercise of its drag-along right vis-à-vis Medit under Article 14 of the Shareholders’ Agreement, the Purchaser undertakes to purchase the shares held by Medit in each of the Company and Financière AGZ under a share purchase agreement substantially in the form attached hereto as Schedule C (the “ Medit Joinder Agreement”).

7.5.3	PAI undertakes to use its best efforts, including by taking any legal actions, to enforce its rights under the Shareholders’ Agreement regarding its exercise of its drag-along right vis-à-vis Medit, to cause Medit to sign the Medit Joinder Agreement and to deliver to the Purchaser the executed Medit Joinder Agreement as soon as possible prior to the Closing Date.

7.6	Amendment to Senior Debt

The Sellers’ Representative has delivered to the Purchaser the amendment, dated January 15, 2004, to the senior facilities agreement dated 26 June 2003 relating to the Senior Debt, receipt of which is acknowledged by the Purchaser.

8	Closing

8.1	Date, Place and Effective Time

8.1.1	Date and Place. Closing shall take place at the offices of Weil, Gotshal & Manges in Paris on 31st March 2004 subject to all Conditions Precedent being satisfied or waived, prior to or on such date (or at such other place, time or date as may be agreed in writing between the Sellers and the Purchaser). Notwithstanding the foregoing, if all of the Conditions Precedent are not satisfied or waived on or prior 31st March 2004, then the Closing shall take place on the last Business Day of the month during which all Conditions Precedent are so satisfied or waived, subject to the Outside Date.

8.1.2	Effective Time. The effective time of the Closing for tax and accounting purposes shall be 12:01 a.m. Paris time on the day immediately following the Closing Date (the “Effective Time”).

8.2	Closing matters

8.2.1	At Closing, the Sellers shall deliver to the Purchaser:

(i)	duly executed transfer forms in respect of the Shares in the name of the Purchaser or such other entity as may be designated by the Purchaser to Sellers’ Representative in accordance with Clause 17 (“Successors and Assigns”);

(ii)	evidence that the Purchaser or such other entity as may be designated by the Purchaser to Sellers’ Representative in accordance with Clause 17 has been approved as shareholder of Financière AGZ pursuant to the standstill clause (clause d’inaliénabilité) and right of first refusal clause (clause d’agrément) set out in articles 7 and 8 of the articles of association of Financière AGZ;

(iii)	the resignation letters of Hervé Couffin, Olivier de Vregille, Jean-Marie Fabre and Lionel Mestre from their office of directors of the Company with effect on Closing;

(iv)	the resignation letter of Maurice-Antoine Jonglez from his office of observer at the Company’s board of directors with effect on Closing;

(v)	the resignation letter of Hervé Couffin from his office of chairman of Financière AGZ with effect on Closing;

(vi)	the resignation letters of Hervé Couffin, Olivier de Vregille, Lionel Mestre and Christilla de Moustier from their office of directors of Antargaz with effect on Closing;

(vii)	deeds of release of any Encumbrance over the Shares;

(viii)	a closing certificate pursuant to which PAI and each of the Executive Managers confirms (i), subject to their respective Knowledge, the non-occurrence of any event, fact or circumstance referred to in Clauses 6.1 and 6.2, and (ii) that the Business was carried on by the Group Companies in accordance with the terms and conditions of Clause 7.1;

(ix)	certificates required pursuant to Clause 6.4;

(x)	short-form share transfer agreements in the French language with respect to the sale of the Shares, for purposes of tax registration in France substantially in the form of Exhibit 8.2.1 (x) duly executed by the Sellers;

(xi)	executed counterparts of the Managers’ Escrow Agreements, the Managers’ Guarantees and, if applicable pursuant to Clause 4.2.1, of the PAI Escrow Agreement and UGI Escrow Agreement or PAI Guarantee and UGI Guarantee;

(xii)	all original charter documents, minute books, share transfer ledgers and shareholder accounts of the Company, Financière AGZ, Antargaz and any wholly-owned subsidiaries of the Company except AGZ Finance; and

(xiii)	true and complete copies of the documents made available to the Purchaser in the data room organized by PAI.

8.2.2	On Closing, the Purchaser and/or UGI Corp., as the case may be, shall:

(i)	make the Closing Payment in accordance with Clause 4.2;

(ii)	deliver a certificate by which the Purchaser and UGI Corp. confirm that (1) the representations and warranties given by them in Clause 9 of this Agreement are true and correct as of the Closing Date and (2) the Purchaser and UGI Corp. have performed in all material respects all obligations and agreements contained in this Agreement required to be respectively performed by them prior to or at the Closing Date;

(iii)	deliver short form share transfer agreements referred to under Clause 8.2.1 (x) duly signed by the Purchaser;

(iv)	executed counterparts of the Managers’ Escrow Agreements and, if applicable pursuant to Clause 4.2.1, of the PAI Escrow Agreement and UGI Escrow Agreement or PAI Guarantee and UGI Guarantee.

8.3	Right to Terminate

8.3.1	Neither the Sellers nor the Purchaser shall be obliged to proceed to Closing unless the other is simultaneously ready and able to proceed to Closing and performs its obligations set forth under Clause 8.2, provided, however, that the failure by the Managers owning less than 20% of the FA Shares to deliver, on the Closing Date, executed share transfer forms in respect of the FA Shares in accordance with Clause 8.2.1 by reason of death of such Managers between the date hereof and the Closing Date, shall not alone permit the Purchaser not to proceed with the Closing of the acquisition of the remaining Shares.

8.3.2	This Agreement (other than Section IV, Clause 8.3.4 and Clause 12) may be automatically terminated and the Transaction may be abandoned on or prior to the Closing as follows:

(a)	(i) by the Purchaser in the event that the provisions of Clause 8.2 are not complied with by the Sellers in all material respects, or (ii) by the Sellers’ Representative in the event that provisions of Clause 8.2 are not complied with by the Purchaser in all material respects;

(b)	by the Purchaser (i) if any notification and/or information is received as described in Clause 6.1; (ii) if any of the requirements of Clauses 6.2(i) or 6.2 (ii) are not met at any time; (iii) in the event of a Material Adverse Change; or (iv) in the event of breach of any representation, warranty, covenant, obligation or other agreement of the Sellers contained in this Agreement which would, if such breach were existing on the Closing Date, give rise to the failure of a Condition Precedent;

(c)	by the Sellers’ Representative (i) if any of the requirements of Clauses 6.2(i) or 6.2(ii) are not met at any time; or (ii) in the event of breach of any representation, warranty, covenant, obligation or other agreement of the Purchaser contained in this Agreement which would, if such breach were existing on the Closing Date, give rise to the failure of a Condition Precedent;

(d)	The Purchaser may terminate this Agreement by notice served to the Sellers’ Representative provided that (A) UGI Corp. and the Purchaser (i) have used their respective best efforts to complete UGI Corp.’s equity offering referred to in Clause 7.2.9(a) related to the Transaction and to obtain the financing under the Bridge Facility and (ii) have satisfied their respective obligations and undertakings, which are due and owing as of the date of the termination notice, under this Agreement (other than under Clause 8.2.2 (i)) and/or the Bridge Facility, and (B) (i) UGI Corp. has not completed an equity offering for an amount (together with its available financial resources) sufficient to make the Closing Payment, and (ii) Credit Suisse First Boston (“CSFB”) has terminated the Bridge Facility, as a result, with respect to this Clause 8.3.2(d) (B) (i) and (B) (ii), of any of the following events:

(1) the occurrence of a “Force Majeure Event”, defined as a fact or circumstance of a material and exceptional nature which is not specific to UGI Corp. or any of its Affiliates, including (but not limited to) earthquakes, war, terrorist attacks; or

(2) the occurrence of any other fact or circumstance outside the control of UGI Corp. or any of its Affiliates, including (but not limited to) the issuance of an adverse profit warning by UGI Corp., the destruction of the facilities of UGI Corp. or any of its Affiliates or the breach by CSFB of its obligations under the Bridge Facility;

(e)	by the mutual written consent of the Purchaser and the Sellers’ Representative.

8.3.3	Subject to Clause 8.3.4, if this Agreement is validly terminated pursuant to Clause 8.3.2 (including under Clause 8.3.2(d) as a result of an event other than a Force Majeure Event), this Agreement shall forthwith become null and void (other than Section IV, Clause 8.3.4 and Clause 12 which shall survive any termination of this Agreement), and there will be no liability (including with respect to the other Party’s expenses incurred in connection with this Agreement) or obligation on the part of the Sellers and the Purchaser or UGI Corp. (or any of their respective officers, directors, employees, agents or other representatives or Affiliates, save for the Guarantee) except as set forth in Clause 12.

8.3.4	The delivery by the Purchaser of a termination notice referred to in Clause 8.3.2(d) in an event other than a Force Majeure Event shall, in addition to the consequences set forth in Clause 8.3.3 (i.e., the termination of this Agreement and the absence of liability and obligations of the Sellers, on the one hand, and the Purchaser and UGI Corp., on the other hand), have the following consequences regardless of whether or not such notice is valid:

(i)	the Purchaser shall waive any and all of its rights under Article 9 (“Standstill”) and Article 11 (“Right of First Offer”) of the Shareholders’ Agreement (for the avoidance of doubt this will not affect the tag-along right of the Purchaser or any other provision of the Shareholders’ Agreement); and

(ii)	the Purchaser shall use its best efforts to assist PAI in PAI’s seeking to obtain the consent of any third party, to the extent such a consent is required in order to release PAI from any obligations or undertakings which may prevent PAI from selling the Shares to any third party designated by PAI.

SECTION III – REPRESENTATIONS AND WARRANTIES

9	Representations and Warranties of the Purchaser and UGI Corp.

The Purchaser and UGI Corp. give the following representations and warranties as of the date hereof and as of the Closing Date.

9.1	Existence - Incorporation

Each of the Purchaser and UGI Corp. is a corporate body duly incorporated and validly existing under the laws of their respective jurisdiction of incorporation or formation.

9.2	Authority and Capacity

Each of the Purchaser and UGI Corp. has the full corporate power and authority to enter into and perform its respective obligations arising under this Agreement and any other agreement or document to be entered into by it pursuant to this Agreement (the “Ancillary Agreements”) and to carry out the Transaction contemplated hereby and thereby.

Each of the Purchaser and UGI Corp. has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the Transaction contemplated hereby and thereby.

9.3	Absence of violation

The execution and performance by the Purchaser and UGI Corp. of this Agreement and the Ancillary Agreements to which they are a party and the consummation of the Transaction contemplated hereby and thereby will not (a) violate any provision of the respective charter or bylaws of the Purchaser or UGI Corp., (b) violate any judgment, order, writ or decree of any court or Governmental Entity applicable to the Purchaser or UGI Corp., as the case may be, or (c) other than as may be required under the Shareholders’ Agreement, conflict with, result in a breach of, constitute a default under, or require any consent, authorization or approval under any contract, to which the Purchaser or UGI Corp. is a party or any of its respective assets is bound which violation, conflict, or default, or the failure to obtain any such consent, authorization or approval, with respect to the matters specified in clauses (a) through (c) could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser or UGI Corp. or prevent or delay the Purchaser’s consummation of the Transaction contemplated by this Agreement or any Ancillary Agreement to which the Purchaser is a party.

10	Representations and Warranties of the Sellers

The Sellers give the following representations and warranties, either individually or severally (conjointement) (and in any case without recourse to any of the Group Companies), which representations and warranties (a) relate only to the period of time commencing on March 28, 2001 and ending on the Closing Date and (b) shall not survive the Closing Date except for the representations and warranties set forth in Clauses 10.1 and 10.2, which representations and warranties shall survive the Closing indefinitely.

Disclosure of a matter in any Exhibit to any of the representations or warranties contained in Clause 10 of this Agreement shall not be deemed to be disclosure with respect to any other representations and warranties, unless it is obvious from the content of the disclosure that it also applies to another representation or warranty.

10.1	Representations and Warranties by each Seller individually

10.1.1	Each Seller has full power, capacity and authority to enter into and perform this Agreement and any Ancillary Agreement or document to be entered into by it pursuant to this Agreement and to carry out the transactions contained hereby and thereby and has obtained all necessary consents and authorizations to execute and perform this Agreement and the Ancillary Agreements to which it is a party (subject prior to Closing to Clause 6), and the execution and performance of this Agreement and the Ancillary Agreements to which it is a party will not breach any obligation or decision binding on such Seller.

10.1.2	Each Seller is and will be as of the Closing Date the full and sole owner of the Shares, free and clear of all Encumbrances, which it sells to the Purchaser under this Agreement.

10.1.3	On the Closing Date, the Shares will be free from any Encumbrances, except for the standstill clause (clause d’inaliénabilité) and right of first refusal (clause

d’agrément) contained in the articles of association (statuts) of the Company and Financière AGZ, it being stated that at Closing the Purchaser will have been approved as the transferee of the FA Shares.

10.1.4	PAI partners is a French société par actions simplifiée duly incorporated and validly existing under the laws of France. PAI partners was duly appointed as managing company of PAI Europe III – A FCPR, PAI Europe III – B FCPR, PAI Europe III – C FCPR, PAI Europe III – D FCPR and PAI Europe III – D2 FCPR (the “Funds”) and is in compliance with applicable laws and regulations when acting in this capacity and for all purposes pertinent to this Agreement.

10.1.5	The Funds were set up in compliance with all applicable laws and regulations; their respective incorporation was disclosed pursuant to applicable rules and within the applicable deadline to the Commission des Opérations de Bourse, replaced by the Autorité des Marchés Financiers, as well as all subsequent transactions completed by the Funds.

10.1.6	No equity securities of the Company and Financière AGZ, other than the shares mentioned in the recitals of this Agreement under paragraphs (A) and (B), are issued or outstanding. Other than as set forth in (i) the Shareholders’ Agreement and (ii) Financière AGZ bylaws and shareholders’ agreement, there are no, nor have there been any, preemptive rights (droits de pre-emption) with respect to the capital stock or voting securities the Company and Financière AGZ. Other than as set forth in the Shareholders’ Agreement, Financière AGZ shareholders’ agreement, Call Option Agreements and the BSAs, there are: (a) no existing contracts, agreements, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Sellers, the Company or Financière AGZ at any time, or upon the happening of any stated event, any capital shares or other securities of the Company or Financière AGZ, whether or not presently issued or outstanding; (b) no outstanding securities of the Company or Financière AGZ that are convertible into or exchangeable for capital shares or other securities of the Company or Financière AGZ; and (c) no contracts, agreements subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Company or Financière AGZ, as the case may be, any such convertible or exchangeable securities.

10.1.7	The Company holds directly or indirectly the percentage of the capital and the voting rights in the Group Affiliates and Group Subsidiaries shown in the organizational chart attached as Exhibit 10.1.7.

These representations and warranties are made by each Seller for its own account, and only with respect to the Shares that it sells to the Purchaser.

10.2	Representations and warranties by the Sellers on a several basis, at the date hereof and on the Closing Date

10.2.1	The Sellers represent on a several basis (conjointement) that the AGZ Shares represent 72.20804% of the share capital and voting rights of the Company on a fully diluted basis, based on the assumption set forth in Clause 25.

10.2.2

The Sellers represent on a several basis (conjointement), in proportion to their FA Shares as set forth on Schedule 4.2, that at the Closing Date Financière AGZ will not have any debt. The FA Shares, which are fully paid up, represent, together with the 8,073 shares owned by the Purchaser, the 4,036 shares owned by Medit, and the ten (10) preferential shares owned by the Company in Financière AGZ, all of the issued securities of Financière AGZ and at Closing will be free from any Encumbrance.

10.2.3	The Sellers represent on a several basis (conjointement) that Financière AGZ is the full and sole owner of (i) 779,297 ordinary AGZ shares and that such shares are free and clear of all Encumbrances and (ii) the 1,949,596 BSAs and that such BSAs are free and clear of all Encumbrances.

10.2.4	The Sellers represent on a several basis (conjointement) that Financière AGZ (a) does not, and has not since its incorporation, conducted any business other than the management of its participation in the Company, (b) has not incurred any liabilities and (c) does not have any assets other than the 779,297 shares in the Company and the BSAs.

10.3	Representations and warranties by the Sellers with respect to the Group Companies and, where applicable, the Group Subsidiaries

The Sellers make to their Knowledge, as of the date hereof and as of the Closing Date, the following representations and warranties which shall not survive Closing:

10.3.1	Incorporation and corporate actions

Each of the Group Companies was regularly incorporated and registered, and, except as disclosed in Exhibit 10.3.1, the corporate decisions and the articles of incorporation and amendments thereof were adopted, recorded and published pursuant to the law and regulations.

For each of the Group Companies, corporate books and records have been regularly kept and are updated with respect to all decisions made by their bodies.

Other than as set forth in the Shareholders’ Agreement, Financière AGZ shareholders’ agreement, Call Option Agreements and the BSAs, there are: (a) no existing contracts, agreements, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Sellers or any of the Group Companies at any time, or upon the happening of any stated event, any capital shares or other securities of any of the Group Companies, whether or not presently issued or outstanding; (b) no outstanding securities of any of the Group Companies that are convertible into or exchangeable for capital shares or other securities of any of the Group Companies; and (c) no contracts, agreements subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from any of the Group Companies, as the case may be, any such convertible or exchangeable securities.

The Group Companies have all authorizations, permits or licenses (other than those relating to environmental matters referred to in Clause 10.3.14) necessary to conduct their activities in the normal course of their respective business, all of which are in full force and effect. There is no element (including the consummation of the Transaction) that will create a right for a third party not to renew or to suspend, terminate, withdraw or cancel the said authorizations and licenses.

The Group Companies cannot as stockholder, shareholder, or de facto manager or rightfully appointed manager, present or past, of another entity (except another Group Company), be liable to pay all or part of the debts of said entity, save for those which are members of the GIEs Floregaz, Donges, GPL PROP’BUS,

Groupement Technique Citernes, Norgal and Opération Réflexe GPL or of the SEPs Queven and Bus Paris. No third party has asserted a claim against any Group Company which is a member of these GIEs to obtain payment of any debt of these GIEs.

Except as disclosed in Exhibit 10.3.1, none of the Group Companies is a party to any shareholders’ agreement relating to any Group Subsidiary.

None of the Group Companies is a shareholder or member of an entity (with the exception of the GIEs Floregaz, Donges, GPL PROP’BUS, Groupement Technique Citernes, Norgal and Opération Réflexe GPL and the SEPs Queven and Bus Paris) that, given its nature (a partnership (société en nom collectif), holding company (société en participation) etc.), could give rise to liability that would exceed the amount of the contributions made to the said entity by its shareholders.

The Group Companies have always abided by applicable directives, laws and regulations in France and, as the case may be, abroad enforceable against the Group Companies, save for breaches which do not have any Material Adverse Consequences. None of these companies has committed acts that could subject it to any criminal liability.

10.3.2	Financial Statements

The 2003 Accounts were duly certified by the statutory auditors of the Company. Except as disclosed in Exhibit 10.3.2, the 2003 Accounts, the quarterly consolidated accounts of the Company as at September 30, 2003 and the audited financial statements of Financière AGZ as at March 31, 2003 were prepared in compliance with the Accounting Principles, are true and have been duly established (sont réguliers et sincères) and give a fair view (image fidèle) of assets and liabilities, as well as of the operating results, of the Company, the Group Consolidated Affiliates and Financière AGZ respectively, as of their dates.

There are no liabilities as of September 30, 2003, including without limitation liabilities with respect to environmental and product liability matters, not reflected in the quarterly consolidated accounts of the Company as at September 30, 2003 in accordance with the Accounting Principles.

All liabilities recorded in the quarterly consolidated accounts of the Company as at September 30, 2003 have been adequately reserved against in accordance with the Accounting Principles.

10.3.3	Management and Situation of the Company since September 30, 2003

Since September 30, 2003 until the date hereof, each of the Group Companies has operated in an ordinary and consistent manner so as to maintain its operations, and no event has occurred within any Group Company which would affect significantly its assets, financial position or business prospects.

Since September 30, 2003, there has been:

(i)	no modification in any Group Company’s situation, which might have had or might have unfavorable consequences on its financial or operational position;

(ii)	no change in the commercial operation of any Group Company, notably its prices, which might have an unfavorable incidence on its results during this fiscal year or future fiscal years;

(iii)	no damage, destruction or loss (whether or not covered by insurance) unfavorably affecting any of the Group Companies’ assets;

(iv)	no decision by any Group Company, whether express or hidden, to distribute or pay dividends, reserves or proceed with a partial or total distribution of assets, and no undertaking has been taken in this regard;

(v)	no decision to repurchase the shares, or to amortize, increase or decrease the capital of any Group Company;

(vi)	no increase in the debts or obligations of any Group Company vis-à-vis third parties, other than those resulting from the ordinary course of business;

(vii)	no variation outside the ordinary course of business of the inventory or the receivable accounts of any Group Company, or extensions of payments on accounts receivables or due dates to suppliers;

(viii)	no amendment or termination of contracts, agreements or licenses, other than those occurring in the ordinary course of business;

(ix)	no hiring of personnel (engineers or managers) or substantial increase in salary costs or other compensation or benefits of any Group Company, other than in the ordinary course of business;

(x)	no termination of any insurance policies of any Group Company, and no such policy is likely to be so terminated;

(xi)	no increase in the compensation or benefits due by any Group Company to any of its officers or employees (engineers, managers, white-collar or blue-collar employees), except ordinary increases in the normal course of business.

10.3.4	Fixed Assets

Except as disclosed in Exhibit 10.3.4 (a), the Group Companies were the owners of assets or rights constituting the intangible, tangible and financial assets (immobilisations) appearing in the 2003 Accounts, and as from this date have not disposed of any intangible, tangible or financial assets other than in the ordinary course of business. Such tangible assets are in a state of use and maintenance which allows the Group Companies to conduct their respective businesses in their normal course as they are currently carried on. These assets (both tangible and intangible) are free of any Encumbrance that could depreciate their value or use in the conduct of the business of the relevant Group Companies, other than those described in Exhibit 10.3.4(b), and such assets constitute, together with the assets owned or used by the Group Subsidiaries and the assets used by the Group Companies under the terms of a valid lease or license agreement, all of the assets necessary to the conduct of the Business as currently conducted.

10.3.5	Real Property Assets

Exhibit 10.3.5(a) contains the exact and complete list of all land, buildings or premises owned by the Group Companies (the “Properties”).

The Properties are in a state of tenant repair and maintenance which allows the Group Companies to conduct their respective business in their normal course as they are currently carried on, are covered by valid, regular ownership titles, held by the Group Companies, except as disclosed in Exhibit 10.3.5(b), and are not subject to any Encumbrance (which term, for the avoidance of doubt, shall exclude any easement (servitude)). The research required by the applicable regulations regarding asbestos were undertaken on each of the Properties and did not reveal any need to undergo asbestos removal work. No employee has notified any Group Company of any claim based on exposure to asbestos.

No Property is the subject of an eminent domain expropriation, whether partial or full, or of any other administrative measure which could noticeably depreciate the value, nor is any easement (servitude) granted or held over any Property that has or would have Material Adverse Consequences.

No party except Group Companies and Group Subsidiaries holds any right of occupancy or a lease over any of the Properties.

The Group Companies have not received any notice of any pending proceeding regarding any of the Properties.

All of the administrative authorizations relative to the occupation of the Properties have been received in a manner to authorise the use of the Properties for the conduct of the business of the relevant Group Companies. There is no pending proceeding that is of a nature that would cause the cancellation or withdrawal of these authorizations. The validity of these authorizations will not be called into question by the transfer of the Shares pursuant to this Agreement. All of the permits for demolition and construction related to the work undertaken on the Properties and the certificates of conformity of said work have been obtained and have become definitive.

The construction permits and the zoning permits related to the Properties are either not subject to conditions or subject to conditions that were satisfied or fully respected and performed.

There is no reported or pending liability resulting from any third party claim against any Group Company which remains outstanding and relates to a land or building occupied by any of the Group Companies.

10.3.6	Leases

Exhibit 10.3.6(a) contains the list of all of the buildings or premises (other than the Properties) (the “Leased Premises”) and personal property leased, used or occupied by the Group Companies.

The leases to which the Group Companies are parties (the “Leases”) are valid and are not the object of any dispute; they have not been the object of any request for termination, rescission or refusal to renew.

The Leased Premises were not the subject of work performed at the Group Companies’ expense unless the necessary authorizations and approvals were obtained.

Exhibit 10.3.6(b) contains a true and complete list of the real estate leasing agreements (crédit bails immobiliers) entered into by the Group Companies. Subject to the disclosure in this Exhibit 10.3.6(b), no leasing agreement (crédit-bails mobiliers) with a yearly rent in excess of 50,000 euros binds the Group Companies. The rents have been fully paid. The assets contemplated in these leasing contracts are, given their age and their use, in a state of repair which allows the Group Companies to conduct their respective businesses in their normal course as they are currently carried on.

The change in control of the Group Companies does not per se entail an accelerated repayment or a breach under a Lease or a leasing agreement. The Group Companies have complied with all of the terms and conditions of the Leases and the leasing agreements; in particular the business conducted on the Leased Premises is authorized by the Leases and leasing agreements.

All of the authorizations necessary for obtaining the Leases and the leasing agreements have been duly obtained.

10.3.7 Storage	Capacity

The Group Companies and the Group Subsidiaries listed in Exhibit 10.3.7 are owners or have the disposal of and the right to use the storage facilities indicated in such Exhibit for stocking butane and propane.

Each of the Group Companies which are shareholders or members of companies or GIEs referred to in Exhibit 10.3.7 has a valid and irrevocable right to use the storage capacity of these companies and GIEs as indicated in such Exhibit 10.3.7. The transfer of the Shares, and the related change of control which will result from the consummation of the Transaction, will not impact these rights.

10.3.8 Intellectual	and industrial property rights

The Group Companies have full title in the corporate names, signage names, commercial names, and other distinctive signs used by them, designs, domain names, and patents and marks (hereinafter referred to as “Trademarks and Patents”) which are mentioned in Exhibit 10.3.8(a).

The Group Companies hold only those patent concessions or mark licenses referred to in Exhibit 10.3.8(b).

Subject to the information contained in Exhibits 10.3.8 (b) and 10.3.8(c), each of the Group Companies has the exclusive right to use the Trademarks and Patents.

Subject to the provisions of the preceding paragraphs in this Clause 10.3.8 and to the disclosure in Exhibit 10.3.8(d), the activities conducted by the Group Companies have not infringed, nor do they infringe any commercial, industrial or intellectual property right of third parties, and subject to the intellectual property rights belonging to third parties set forth in Exhibits 10.3.8(b) and 10.3.8 (c), the Group Companies do not use any industrial or intellectual property right (in particular, trademarks, patents, models, designs, recipes and know-how), other than those belonging to them, and therefore are not liable for payment or royalty with respect to any third parties.

Except as disclosed in Exhibit 10.3.12, no Trademark or Patent is subject to any Encumbrance.

10.3.9	Current assets; Sales

Inventories and production in progress - The Group Companies’ inventories and production in progress were posted in the 2003 Accounts in accordance with the Accounting Principles.

The quality and nature of the inventories are such that the Group Companies may use or sell them in the normal scope of their activities at the prices regularly charged.

Butane and Propane Sales - The volume (expressed in tons) of butane and propane sold by Antargaz since September 30, 2002 and by the Company since April 1, 2003, and in both cases until September 30, 2003, broken-down by month and by type of product (packaged, small bulk, etc.) is set forth in Exhibit 10.3.9. The per unit gross margins for butane and propane sold by the Company and Antargaz, and the Company’s and Antargaz’s average purchase price over the same periods, respectively, broken-down by month and product type (packaged, small bulk, etc.) are also listed in such Exhibit.

Accounts receivable – The accounts receivable of the Group Companies not collected, appearing in the 2003 Accounts, are certain, liquid and due and payable, or will be upon maturity the terms of which are stipulated in writing, or have been covered by reserves pursuant to the Accounting Principles.

10.3.10	Contracts and commitments

All of the existing Material Contracts of the Group Companies are listed in Exhibit 10.3.10(a)(i). The Material Contracts are all the contracts, including supply, storage and exchange contracts and the form of transportation contract, which are material to the Business or any of the Group Companies. All transportation contracts of any of the Group Companies are substantially similar in terms and conditions as the form transportation contracts attached to Exhibit 10.3.10(a)(ii) (the “Transportation Contracts”).

All of the Material Contracts and Transportation Contracts are valid and in full force and effect and the parties thereto are bound by the terms thereof and the Group Companies have not received any information or notice of the intention of another party’s thereto to terminate the same, alleging a material breach or requesting acceleration of performance thereunder.

The Group Companies have not executed any covenant, contract, agreement or undertaking, binding them in an unusual or abnormal manner as compared to the normal course of their activity, or that was not concluded or that may not be able to be terminated under normal conditions, or justified in light of normal or customary business practices in the butane and propane industry, or entailing their indefinite or joint responsibility, except for customer contracts.

Except as specifically disclosed in Exhibit 10.3.10(b), none of the Material Contracts or Transportation Contracts, including for the avoidance of doubt any of the Financing Documents, require any prior written approval or any waiver (including with respect to termination rights) from, or notice to, any third party as a result of the change of control of the Company by virtue of the consummation of the Transaction or in order to prevent the termination of such Material Contract or Transportation Contract as a result of the change of control of the Company that is to be effected by the consummation of the Transaction.

10.3.11	Insurance

A true and complete list of all of the insurance policies, and copies of the related certificates, to which the Group Companies have subscribed or from which they benefit are set forth in or attached to Exhibit 10.3.11(a).

All of the property or assets owned by the Group Companies or that the Group Companies rent or use are validly covered by current insurance policies against those risks and in amounts normally insured against by persons operating similar businesses.

The premiums related to the insurance policies to which the Group Companies have subscribed or from which they benefit have been paid as required and the Group Companies have carried out all of the formalities and declarations that are necessary under the terms of the policies in order to be indemnified, save for minor damages of an amount which is below the relevant deductible.

There is no litigation underway that relates to refusal of coverage under a policy. The Group Companies have not suffered any damage of a nature so as to hinder or significantly slow-down the conduct of their activities as they are usually conducted.

An exhaustive list of all casualties reported to the Group Companies’ insurers since April 1st, 2001 is attached in Exhibit 10.3.11(b).

10.3.12	Indebtedness

There are no loans and credit facilities currently in full force and effect, or subscribed for, or financial instruments issued by any the Group Companies other than those set forth on Exhibit 10.3.12, which specifies with respect to each such loan, credit facility and financial instrument (i) the governing documents (the “Financing Documents”), (ii) the respective loan duration, (iii) the applicable interest rate, and the (iv) the repayment schedule.

With respect to each of these loans, credit facilities and financial instruments, Exhibit 10.3.12 also sets forth a true and accurate list of the guarantees, currently in full force and effect, granted by any of the Group Companies to secure such debts.

10.3.13	Computer Systems

The computer equipment, the software, the telephone system and other communication networks (the “Computer Systems”) are in a state of repair which allows them to be used for their intended purpose within the scope of the ordinary business of the Group Companies.

The Group Companies are not aware of any need or requirement to make significant expenditures to upgrade their Computer Systems, except as set forth in the Company’s 2003/2004 budget.

10.3.14	Compliance with environmental regulations

Exhibit 10.3.14(a) contains, for each site of the Group Companies, the site’s key environment and security data, which information is disclosed against the representations and warranties set forth in this Clause 10.3.14.

The Group Companies comply and have always taken the necessary measures with a view to complying in all material respects with all legislative and regulatory provisions regarding the protection of the environment, site cleanliness, safety, and transport of Hazardous Materials. Except as disclosed in Exhibit 10.3.14(a), they have not been notified of any breach of compliance in this regard.

Except for requests that the DRIRE has made to the Group Companies as set forth in the letters notices, or inspection reports attached to Exhibit 10.3.14(a), the Group Companies comply and have always complied with specific regulations in connection with their various activities, in particular the use or storage of Hazardous Materials and waste management, where such non compliance would have Material Adverse Consequences.

There is no administrative investigation or measure which could noticeably depreciate the value or interfere with the operation of the Business.

The Group Companies hold authorizations, licenses and operating permits (arrêtés d’autorisation) for each facility owned or operated by them, permitting the Business to be conducted as it is currently conducted at such facility as required by the applicable regulations. Exhibit 10.3.14(b) contains a list of the improvements (the “Improvements”) that the Group Companies plan to implement, and the estimated cost, in order to comply with the Circular of June 5, 2003. All of such authorizations, licenses and operating permits are in full force and effect. The Group Companies are in all material respects in compliance with such authorizations, licenses and operating permits. Except for the Improvements, none of the operating permits or no Governmental Entity requires significant improvements or capital expenditures in relation to any of the facilities owned or operated by the Group Companies. Except as disclosed in Exhibit 10.3.14(a), there are no Hazardous Materials (other than asbestos, which is covered in Clause 10.3.5) in excess of applicable environmental cleanup standards located on, in, under, upon or affecting any facility the discovery of which would adversely interfere with or affect the operation of the Business.

However, the Purchaser accepts that no guarantee is given concerning compliance with the legal or regulatory prescriptions to be observed in matters of conformity of customer storage installations, over which the Group Companies do not have real and permanent control, given their dispersal throughout the territory, the changes liable to be made by clients themselves or third parties in the immediate environment of the storage tanks and the hazards particular to the measurement of the distances to be kept pursuant to current regulations.

10.3.15	Corporate mandates - Employment

(a)	Corporate mandates - The Group Companies or their shareholders have not granted any employment contract, service contract, consulting agreement or special advantage to the Group Companies’ directors, chairman, managing directors or deputy managing directors, with the exception of those described in Exhibit 10.3.15(a).

The Group Companies have no contractual obligation to their corporate executives or their beneficiaries, in the way of pension, additional retirement or widow pension, stock options or other in-kind benefits, except as listed in such Exhibit 10.3.15(a).

Each director, chairman, managing director and deputy managing director of the Group Companies has been properly and duly appointed (in particular and without limitation as regards the maximum number of offices that may be held by an individual) in compliance with all applicable laws and regulations.

(b)	Employment

Exhibit 10.3.15(b)(i) contains a full copy of the employment contract of each of the Managers.

Financière AGZ has no employees.

Except as disclosed in Exhibit 10.3.15(b)(ii), no amount is owed to an employee of any of the Group Companies under his employment contract, other than the right to compensation accrued but not yet due, or reimbursements of professional expenses.

The Group Companies have not granted any welfare benefit, and have not executed any compensation agreement outside the norms of their business field, and no current or former employee of a Group Company benefits from special advantages other than those imposed by law, or the applicable collective bargaining agreements or company agreements referred to in this Clause.

Exhibit 10.3.15(b)(iii) contains a complete and accurate list of the Group Companies’ profit sharing agreements and corporate saving plan in existence. Exhibit 10.3.15(b)(iv) sets forth a complete and accurate list of commitments of the Group Companies with regard to retirement or disability that grant employees benefits other than those required by law, collective bargaining agreements or company agreements. Except as disclosed in Exhibit 10.3.15(b)(v), the Group Companies that are bound by this requirement have concluded an agreement for the reduction of work time to a 35-hour work week and have implemented this reduction in compliance with the applicable laws and regulations. Exhibit 10.3.15(b)(vi) sets forth a complete and accurate list of all of the Group Companies’ reduction of work time agreements, all of which are in full force and effect.

Exhibit 10.3.15(b)(vii) contains the forms of the employment contracts concluded by Antargaz. Except as otherwise referred to in this Clause and save for non-competition clauses, no employment contract concluded by the Group Companies provides for special clauses (contractual indemnity for dismissal, change-of-control clause, etc.), it being specified that certain salaried caretakers may, pursuant to their employment contracts, have on-site lodging.

The list of dismissals or early retirement proceedings concerning employees of Antargaz which are ongoing appears in Exhibit 10.3.15(b)(viii). With regard to the employees of the Group Companies (other than Antargaz), there is not a significant number of employee dismissals or early retirement proceedings that are ongoing or contemplated in excess of the usual or customary number of such dismissals and proceedings consistent with such Group Company’s past practices in the conduct of its business. Only those employees listed in Exhibit 10.3.15(b)(ix) have as of the date hereof requested to benefit from a rehiring priority. The Group Companies do not currently have any commitments resulting from settlements concluded with the current or former employees or executive officers.

The employment contracts entered into by the Group Companies have been terminated in compliance with applicable laws and regulations.

The Group Companies are current on their social security, unemployment, and retirement payments, and more generally, any other contribution or payment owed in connection with employment.

The Group Companies are not party to any proceedings and have not received any notice relating to any liability as a result of work-related accidents, accidents that occurred during transit to or from work, or as a result of professional illnesses that have been declared.

The Group Companies are not in material breach of the applicable labor legislation or regulations, or collective bargaining agreements, regarding loans of personnel, secondment, non-discrimination, health and safety, employee representation, individual contractual relations, work time or the length of the work week.

None of the Group Companies is the subject of or is threatened in writing to become the subject of a specific procedure brought by the competent authorities for non-compliance with the labor legislation or regulations, in particular, but not limited to, those resulting from recourse to a fixed-term employment contract, employee representation rules, or cleanliness and safety rules.

10.3.16	Lawsuits – Litigation – Claims under the Guarantee dated February 16, 2001

There is no petition, action, lawsuit or judicial, arbitration, or administrative proceeding (tax related or otherwise) currently pending against the Group Companies or affecting them, their assets or business involving, or that is reasonably likely to result in, a claim in principal for an amount in excess of 250,000 euros, except those mentioned in Exhibit 10.3.16(a) or those set forth in Clause 10.3.17. Claims in principal of less than 250,000 euros do not exceed in the aggregate 2,000,000 euros.

Except as disclosed in Exhibit 10.3.16(b), these requests and proceedings are entirely covered by insurance policies or are reserved for in the 2003 Accounts as required by the Accounting Principles. None of them is likely to have an adverse impact on the Transaction set forth in this Agreement, or on the Sellers’ performance of their obligations under this Agreement.

No Group Company is the subject of an investigation, a verification, an audit, or procedure or injunction, other than those referred to in Exhibit 10.3.17, undertaken by any authority, and no notification or injunction has been received by any Group Company from any authority, with the exception of what is set forth in such Exhibit.

All of the products sold by the Group Companies have been and are fit for a normal use.

Except as disclosed in Exhibit 10.3.16(c), there is (i) no claim filed against Elf Antar France and Elf Aquitaine, as subsequently merged into TotalFinalElf (respectively “EAF” and “Elf Aquitaine”), which was recently renamed Total (the “Guarantors”) by the Company pursuant to the guarantee agreement dated February 16, 2001 and (ii) no pending action, lawsuit and/or arbitration proceedings related to such claim. In addition, no indemnification has ever been paid by the Guarantors to the Company under such guarantee agreement. With respect to the business tax matter indicated in section 2.1.2 (d) of such guarantee agreement, the Company has taken all relevant actions in due course to protect the Company’s indemnification right as provided under sections 2.8 and 2.1.2 (d) of such guarantee agreement.

10.3.17	Tax, labor and customs declarations

Except as otherwise referred to in this Clause, the Group Companies have regularly and duly met their tax, labor and customs obligations and are current on all Taxes owed.

Other than what is set forth in Exhibit 10.3.17(a), no notice or warning was received by the Group Companies, and no Tax, labor or customs proceeding is pending to date.

With the exception of the transactions by the Group Companies listed in Exhibit 10.3.17(b), placed under the tax regime provided for in Articles 210A and 210B of the General Tax Code (Code Général des Impôts), none of the Group Companies benefits from deferred or suspended Tax payments either in application of the law or an agreement with the competent authorities or a request made to this effect with said authorities.

10.3.18	None of the Group Companies have performed, or failed to perform, any act (in particular because of the change of control of the Company) that could trigger the repayment or non-payment of any material subsidy, allowance or any tax, labor or other material advantage, which were to be paid to these companies, or which they expect to receive. The payment of these subsidies, allowances or advantages will not be challenged because of the Transaction.

10.3.19	Information

The information provided by the Sellers in the data room opened to Purchaser from December 1, 2003 to December 16, 2003 inclusive has been collected in good faith and does not omit any facts that are adverse to a material extent to any of the Group Companies.

10.3.20	Group Subsidiaries

The Sellers represent and warrant that the Exhibits referred to in this Clause 10.3 contain information regarding the Group Subsidiaries to the extent that the Sellers have Knowledge (which for the purpose of this Clause shall not include a duty of inquiry) of information that would be required to set forth on any Exhibit if the term “Group Subsidiaries” were to be substituted for the term “Group Companies” and that this information is in the possession of the Group Companies.

The Sellers further represent and warrant that they do not have Knowledge (which for the purpose of this Clause shall not include a duty of any inquiry) of any fact or circumstance which would cause the representations and warranties in Clause 10.3 to be inaccurate if the term “Group Subsidiaries” were to be substituted for the term “Group Companies”.

11	Purchaser’s Acknowledgements

The Purchaser acknowledges that, in its quality of principal minority shareholder of the Company, it has been provided by the management of the Company and Antargaz, in particular in connection with board, shareholders’ and Oversight Committee meetings of the Company and Antargaz with valuable information with respect to the commercial, strategic, financial, accounting and legal position of the Group Companies.

The Purchaser further acknowledges that it has, together with its accounting, legal, tax, business and other advisers, carried out to its satisfaction a due diligence consisting, inter alia, of reviewing and analysing documents on the Group Companies and the Business communicated or made available to it in a data room, asking written questions and analysing the answers and their related documents and, more generally, documents and information considered by it as pertinent to enter into this Agreement.

The Purchaser acknowledges that the representations of the Sellers set out in Clause 10 are the only representations, whether expressed or implied, given by the Sellers or any of their representatives, managers, directors or employees.

12	Rights to Claim Indemnification

Each Seller agrees to indemnify the Purchaser and UGI Corp. for all expenses and costs incurred by the Purchaser or UGI Corp., as the case may be, in connection herewith (or in contemplation of the Transaction), including (without being limited to) the reasonable fees and expenses of any attorneys, advisors, certified public accountants or any other persons whose services may have been engaged by the Purchaser or UGI Corp., as the case may be, as well as from and against any damages actually incurred by the Purchaser or UGI Corp., as the case may be, (A) as a result of any of the representations and warranties made by the relevant Seller (either individually or on a several basis) under Clauses 10.1 and 10.2 being incorrect or untrue in any material respect when made or becoming incorrect or untrue in any material respect, or (B) as a result of the relevant Seller’s failure to satisfy or comply in any material respect with any covenant, obligation or agreement hereunder, or (C) as a result of fraud (“dol”) as provided under French law.

The Purchaser hereby expressly acknowledges and agrees that its sole remedy for a breach of the representations and warranties made by the Sellers under Clause 10.3 shall be the right to terminate the Agreement pursuant to Clauses 6.4 and 8.3.2(b)(iv), except in case of fraud (“dol”) as provided under French law.

The Purchaser and UGI Corp. agree to indemnify the Sellers for all expenses and costs incurred by the Sellers in connection herewith (or in contemplation of the Transaction), including (without being limited to) the reasonable fees and expenses of any attorneys, advisors, certified public accountants or any other persons whose services may have been engaged by the Sellers, as well as from and against any damages actually incurred by any of the Sellers (A) as a result of any of the representations and warranties respectively made by the Purchaser and UGI Corp. in Clause 9 being incorrect or untrue in any material respect when made or becoming incorrect or untrue in any material respect, or (B) as a result of the Purchaser’s or UGI Corp.’s failure to satisfy or comply in any material respect with any of their respective covenants, obligations or agreements hereunder.

SECTION IV - MISCELLANEOUS PROVISIONS

13	Guarantee of UGI Corp. – Non-Solicitation

13.1	Porte-fort obligation

UGI Corp. undertakes to cause the Purchaser to comply with all of its obligations under this Agreement and any Ancillary Agreement.

13.2	Caution solidaire

UGI Corp. irrevocably and unconditionally guarantees to the Sellers (as a caution solidaire) the performance by the Purchaser of all the Purchaser’s payment obligations under this Agreement and any Ancillary Agreement and any payment obligations the Purchaser may have under or as a result of any breach by the Purchaser of this Agreement or any Ancillary Agreement (the “Guarantee”).

13.3	Waivers

UGI Corp. irrevocably and expressly:

(a)	undertakes not to exercise any rights which it may have under article 2021 of the French Code civil (bénéfice de discussion);

(b)	undertakes not to exercise any rights which it may have against the Purchaser under article 2032 of the French Code civil.

13.4	No subrogation

Until all amounts which may be or become payable by the Purchaser under or in connection with this Agreement have been paid, UGI Corp. irrevocably and expressly undertakes not to exercise any rights which it may have (including its rights under article 2028 of the French Code civil):

(i)	to be subrogated to or otherwise share in any security or monies held, received or receivable by the Sellers or to claim any right of contribution in relation to any payment made by UGI Corp. or under this Guarantee;

(ii)	to enforce any of its rights of subrogation and indemnity against the Sellers or any co-surety.

13.5	Duration

This Guarantee shall remain in full force and effect eighteen (18) months from the Closing Date provided that the Guarantee shall remain in full force and effect if any claim against the Purchaser is and remains outstanding at the date of expiration of this Guarantee (in which case this Guarantee shall terminate when the Sellers’ claims against the Purchaser have been settled or discharged, as the case may be).

13.6	This Guarantee does not exclude or limit in any way the other rights of the Sellers and does not affect the nature or the extent of the obligations which may exist independently of this Guarantee as between UGI Corp. and the Sellers or the Purchaser.

13.7

No payment to the Sellers whether under any judgment or court order or otherwise shall discharge the obligation or liability of UGI Corp. unless and until the Sellers shall have received payment in full in the currency in which the obligation or liability was incurred and to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency the Sellers shall have a further cause of action against UGI Corp. to recover the amount of such shortfall.

13.8	For a period of three (3) years commencing on the date of this Agreement, PAI shall not, and shall cause its Affiliates, directors, officers, employees and the Persons that PAI controls or manages not to, directly or indirectly, including through an employment agency, solicit or actively seek to entice away or employ any of the directors, officers or employees of any of the Group Companies and/or Group Subsidiaries (other than Hervé Couffin, Olivier de Vregille, Lionel Mestre, Jean-Marie Fabre and Christilla de Moustiers), with a view to inducing them to leave the employment of such Group Company or Group Subsidiary, except as may be agreed upon in writing by the Purchaser.

14	Announcements

Pending Closing, no announcement in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of PAI or the Purchaser without consultation with the other Party. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of either Party are listed but the Party with an obligation to make an announcement or issue a circular shall notify the other Parties insofar as is reasonably practicable before complying with such an obligation.

With respect to UGI Corp.’s filings, registration statements or submissions with or to the SEC, UGI Corp. shall alone make all decisions as to timing, form, content and/or appointment of expert(s) in connection therewith.

15	Payments

Wherever in this Agreement provision is made for payment by one Party to another, such payment shall be made in euros and be effected by crediting by wire transfer and in immediately available funds to the account specified in the Payment Account Details of the payee on or before the due date for payment.

16	Sellers’ Representative

16.1	The Sellers hereby irrevocably appoint PAI (the “Sellers’ Representative”), with the right to appoint any other attorney for that purpose, who accepts this appointment, as agent to give and receive all notices and other documents, to receive and distribute any payments, to give all consents, to handle, dispute, settle or otherwise deal with any and all claims against the Sellers under this Agreement and, more generally, to exercise the rights and fulfil all obligations of the Sellers on their behalf under this Agreement. Any decision by the Sellers’ Representative under this Agreement shall bind the Sellers. Any notification to the Sellers’ Representative shall be deemed addressed to all of the Sellers. The Sellers’ Representative shall be entitled to be reimbursed by the other Sellers for all costs and expenses incurred by it in such capacity pro rata as set forth on Schedule 4.2. The Sellers’ Representative or its successors may at any time, following the final determination of the Closing Statement pursuant to Schedule B and the payment of the post-Closing adjustments pursuant to Clause 5, notify the Purchaser and the Sellers that it does not wish to continue to act as agent for all or part of the Sellers.

16.2	The Sellers’ Representative shall inform the Sellers of any notices it receives from the Purchaser pursuant to this Agreement.

16.3	Other than as contemplated in Clauses 4 and 5, the Sellers’ Representative shall not bear any liability whatsoever, neither to the Sellers nor to the Purchaser, in its capacity as agent of the Sellers under this Agreement.

17	Successors and Assigns

This Agreement is personal to the Parties to it. Accordingly, neither the Purchaser nor the Sellers may, without the prior written consent of the other Parties, assign the benefit of all or any of their obligations under this Agreement, or any benefit arising under or out of this Agreement provided, however, that, subject to a five (5) Business Days prior notice served to the Sellers’ Representative, this Agreement may be assigned (in whole and not in part) by the Purchaser to any wholly-owned subsidiary (either direct or indirect) of UGI Corp. which shall then be considered as the “Purchaser” for the purpose of this Agreement (including under Clause 13) without the consent from any of the Sellers. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, the Parties and their respective heirs, legal representatives, successors and permitted assigns.

18	Variation

No variation, amendment or modification of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

19	Costs

Subject to Clause 12, each Party shall bear the costs and expenses (including intermediaries’ fees), incurred by it in connection with this Agreement and the Transaction (whether or not completed) as well as any taxes required by law to be paid by such Party, provided that (i) the Purchaser shall bear all stamp, transfer or registration taxes payable in respect of this Agreement, the performance of this Agreement and the purchase by it of the Shares, and (ii) the Managers shall bear their respective pro rata share (as set forth on Schedule 4.2) of the cost of the advisers appointed by PAI as specified in the Financière AGZ shareholders’ agreement.

20	Interest

If any Party defaults in the payment when due of any sum payable under this Agreement or any Ancillary Agreement the liability of that Party (as the case may be) shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at an annual rate of six percent (6)%. Such interest shall accrue from day to day.

21	Cooperation – Transitional Measures

Each of the Parties shall from time to time execute such documents and perform such acts and things as any other Party may reasonably require to transfer the Shares to the Purchaser and to give any Party the full benefit of this Agreement.

In the event that the Closing takes place on or after March 31, 2004, the Managers agree to cooperate with the Company’s accountants in connection with the audit for the period ending March 31, 2004 and to provide any representations or take any actions necessary with respect to said audit.

22	Liability of Each Party

The liability of each Party under this Agreement shall, unless otherwise expressly indicated, be several (conjointe) and not joint and several (solidaire).

23	Withholding and Deductions

All sums payable by the Sellers or by the Purchaser to another Party under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counter-claims whatsoever save only as may be required by law.

24	Notices

24.1	All the notices, applications, requests, formal notices and other communications provided for in this Agreement must be made (i) by letter delivered by hand in exchange for a receipt signed by the recipient, (ii) by registered letter with return receipt requested, (iii) by internationally recognized courier, or (iv) by fax to be confirmed within a period of eight (8) days by registered letter with return receipt requested, to the address of the Parties set forth below, or to any other address that the Parties may subsequently notify to one another, in accordance with provisions of this clause.

The notices will be considered to have been received by the addressee upon the date of receipt thereof ((a) in the case of hand delivery, the date of the receipt, (b) in the case of registered mail, the date of first presentation of the registered letter with return receipt requested, (c) in the case of internationally recognized courier, the second Business Day after mailing notification via internationally recognized courier, or (d) in the case of facsimile, the transmission report serving as proof of that date).

24.1.1	In the case of the Sellers or the Sellers’ Representative:

PAI partners

43 avenue de l’Opéra, 75002 Paris, France

Attention: Monsieur Hervé Couffin

Fax number : +33 (0) 1 55 77 91 58

Attention: Monsieur Olivier de Vregille

Fax number: +33 (0)1 55 77 91 28

24.1.2	In the case of the Purchaser and UGI Corp.:

UGI Corp.

UGI France, Inc.

460 North Gulph Road

King of Prussia

Pennsylvania 19406, USA; and

Attention: Vice President and General Counsel

Fax number: (610) 992 3258

With a required copy to:

Cariddi, Mee, Rué

Correspondant Organique International

Hogan & Hartson L.L.P.

12, rue de la Paix

75002 Paris, France

Attention: Alan F. Cariddi/Christine Bougis

Fax number: +33 (0)1 42 61 79 21

24.2	The Parties may by notice to the other Parties and in accordance with this Clause specify from time to time a different address for notice within France upon five (5) Business Days prior notice.

24.3	For the exclusive purpose of service of process pursuant to this Agreement, the Parties elect domicile as follows:

•	In the case of the Sellers, at the Sellers’ Representative’s address indicated in Clause 24.1.1;

•	In the case of the Purchaser and UGI Corp., at the following address in France: c/o Cariddi Mee Rué/Hogan & Hartson L.L.P., 12 rue de la Paix, 75002 Paris, France;

provided that any notice served upon the Purchaser and UGI Corp. at their elected domicile for the purpose of service of process shall concomitantly be notified to them in accordance with Clause 24.1 as set forth in Clause 24.1.2.

25	BSAs

The AGZ Share Price and FA Share Price are based on the assumption that, pursuant to their terms and conditions, all the BSAs would be exercisable and give right to 1,949,587 new ordinary shares in the Company.

In the event that all or part of the BSAs should not be exercisable and should give right to a number of new ordinary shares in the Company less than 1,949,587 based on the Closing Payment and on the terms and conditions of the BSAs, the definitions of the BSAs Exercise Price, AGZ Share Price and FA Share Price and any other amended definition or provision of this Agreement would be amended accordingly.

26	Invalidity

If any term or provision of this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected. Furthermore, in lieu of such invalid illegal or unenforceable provision, the Parties shall add as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

27	Waiver

Any term or condition of this Agreement may be waived at any time by the Party, which is entitled to the benefit thereof. Such waiver shall be effective only if made in writing and executed by such Party. A waiver on one occasion shall not be deemed to be waiver of the same or any other breach on a future occasion. All remedies, provided either under this Agreement or by law, in the event of breach by any Party in performance of this Agreement, shall be cumulative and not alternative.

28	Entire Agreement

This Agreement (including its recital, as well as the Schedules and Exhibits hereto, which are incorporated herein and made a part hereof) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

29	Governing Law and Jurisdiction

29.1.1	This Agreement shall be governed by and construed in accordance with French law.

29.1.2	Any dispute, controversy or claim, arising out of or in connection with the existence, validity, interpretation or performance of this Agreement shall be subject to the exclusive, initial jurisdiction of the Tribunal de commerce of Paris and the appeals process available to parties appearing before said Tribunal.

Signed on February 17, 2004,

in four (4) original copies; the Parties listed in Schedule A1 acknowledging that they have the same interest for the purpose of this Agreement under article 1325 of the French Code civil and that consequently one original copy has been signed for such Parties.

PAI partners		The Managers listed in Schedule A1

By:	Hervé Couffin and Olivier de Vregille	By:	François Varagne
Title:	Authorized Agents	Title:	Authorized Agent

UGI France, Inc.		UGI Corporation

By:	Anthony Mendicino	By:	Anthony Mendicino
Title:	Vice President	Title:	Senior Vice President and Chief Financial Officer
“Bon pour caution solidaire sans bénéfice de discussion et de division en application de la Clause 13”